UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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OraSure Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ORASURE TECHNOLOGIES, INC.

220 East First Street

Bethlehem, Pennsylvania 18015

April 5, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders to be held on Tuesday, May 15, 2012, at the ArtsQuest Center at SteelStacks, 101 Founders Way, Bethlehem, Pennsylvania 18015, at 10:00 a.m. Eastern Time. Your Board of Directors and Executive Management Team personally look forward to greeting those present. If you cannot attend in person, we are pleased to offer a live webcast of the Annual Meeting, which you can access by going to our website, www.orasure.com.

Pursuant to the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet, a Notice of Internet Availability of Proxy Materials (the “Notice”) has been sent to you on or about April 5, 2012. The Notice contains information on how to access copies of the proxy materials and vote your shares.

At the meeting, you will be asked to (i) elect three Class III Directors to serve on the Board of Directors until the Annual Meeting of Stockholders in 2015; (ii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2012; (iii) approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers as disclosed in these materials; and (iv) transact such other business as may properly come before the meeting or any adjournment(s) thereof.

The Board of Directors has approved the nominees for Director and recommends that you vote FOR their election to the Board. In addition, the Board of Directors recommends that you vote FOR the ratification of KPMG’s appointment and FOR the Company’s executive compensation.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting in person, we urge you to submit your vote as soon as possible. You will have the option to vote by telephone, via the Internet, or by completing, signing, dating, and returning a paper Proxy Card. Additional details on these options can be found in the Notice sent to you or in the proxy materials. You may, of course, attend the Annual Meeting and vote in person regardless of whether you have previously voted by phone, the Internet or mail.

We look forward to seeing you at the meeting.

Sincerely,

Douglas A. Michels

President and Chief Executive Officer

ORASURE TECHNOLOGIES, INC.

220 East First Street

Bethlehem, Pennsylvania 18015

Notice of Annual Meeting of Stockholders

to be held May 15, 2012

To the Stockholders of OraSure Technologies, Inc.:

The Annual Meeting of Stockholders of OraSure Technologies, Inc., a Delaware corporation, will be held at the ArtsQuest Center at SteelStacks, 101 Founders Way, Bethlehem, Pennsylvania 18015, on Tuesday, May 15, 2012, at 10:00 a.m. Eastern Time, for the following purposes:

1.	To elect three Class III Directors, each to serve for a term expiring at the Company’s Annual Meeting of Stockholders in 2015;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012;

3.	To approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement accompanying this Notice; and

4.	To consider such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

Additional information is included in the Proxy Statement accompanying this Notice. Only holders of Common Stock of record at the close of business on March 26, 2012, will be entitled to vote at the Annual Meeting of Stockholders and any adjournment(s) or postponement(s) thereof.

By Order of the Board of Directors,

Jack E. Jerrett

Secretary

April 5, 2012

Bethlehem, Pennsylvania

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, you are urged to vote your shares as promptly as possible by telephone, via the Internet, or by completing, signing, dating and returning a paper Proxy Card, as described in the attached Proxy Statement. Voting by phone, the Internet or mail does not deprive you of your right to attend the Meeting and to vote your shares in person.

ORASURE TECHNOLOGIES, INC.

220 East First Street

Bethlehem, Pennsylvania 18015

Proxy Statement

We are providing these Proxy Materials to stockholders of OraSure Technologies, Inc., a Delaware corporation (as used herein, “we,” “us,” “our” or the “Company”), in connection with the Company’s solicitation of proxies (each, a “Proxy”) for use at the Annual Meeting of Stockholders to be held on May 15, 2012, at 10:00 a.m. Eastern Time, at the ArtsQuest Center at SteelStacks, 101 Founders Way, Bethlehem, Pennsylvania 18015, and at any adjournment(s) or postponement(s) thereof (the “Annual Meeting”).

As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the matters described in this Proxy Statement. For your convenience, we are pleased to offer a live webcast of our Annual Meeting which you can access by going to www.virtualshareholdermeeting.com/OSUR2012. The webcast will end after the formal portion of the meeting is adjourned and will not include any presentation by management or question and answer session for those present at the Annual Meeting.

We are furnishing Proxy Materials, including this Proxy Statement, the Proxy Card and the Company’s Annual Report to Stockholders for the year ended December 31, 2011 (“Annual Report”), to our stockholders by providing access to such documents on the Internet in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). On or about April 5, 2012, we mailed a Notice of Internet Availability of Proxy Materials (sometimes referred to as the “Notice”) to each stockholder at the holder’s address of record, indicating that this Proxy Statement is now available to our stockholders of record entitled to vote at the Annual Meeting. All stockholders and beneficial holders have the ability to access a copy of our Proxy Materials on the Internet at the website referred to in the Notice. Stockholders will not receive printed copies of the Proxy Materials unless they request those copies. The Notice also instructs stockholders as to how to submit a Proxy through the Internet. If you would like to receive a paper or e-mail copy of your Proxy Materials, you should follow the instructions for requesting such materials included in the Notice. We will pay the entire cost of preparing, assembling, printing, mailing and distributing these Proxy Materials and soliciting votes. If you choose to access the Proxy Materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur.

SEC rules permit us to deliver only one copy of the Notice or a single set of proxy materials to multiple stockholders sharing the same address. Upon written or oral request, we will deliver separate Notices and/or copies of our 2011 Annual Report and/or this Proxy Statement to any stockholder at a shared address to which a single copy of the Notice was delivered. Stockholders may notify the Company of their requests by calling or writing us at OraSure Technologies, Inc., 220 East First Street, Bethlehem, Pennsylvania 18015; (610) 882-1820.

Meeting Attendance

If you plan to attend the Annual Meeting, please bring your Notice or Proxy Card or a recent broker statement as proof of ownership of your shares as of the March 26, 2012 record date for the Annual Meeting. You will be required to present these materials as well as a valid photo identification in order to be admitted to the Annual Meeting. Company representatives will be at the entrance to the Annual Meeting and these representatives will have the authority to determine, on the Company’s behalf, whether these admission procedures have been followed and whether you will be granted admission to the Annual Meeting. Additional meeting procedures will be provided at the entrance to the Annual Meeting. Only the Company’s stockholders will be granted in person access to the Annual Meeting. Members of the media and of the general public will not be granted access.

Proxies

If represented by a properly executed Proxy, whether delivered by phone, the Internet or mail, as described below, your shares will be voted in accordance with your instructions. If you do not provide instructions with your Proxy, your shares will be voted according to the recommendations of our Board of Directors (the “Board”) as stated on the Proxy. You may revoke the authority granted by your Proxy at any time before the Annual Meeting by notice in writing delivered to the Secretary of the Company, by delivering a subsequently dated Proxy, or by attending the Annual Meeting, withdrawing the Proxy and voting in person.

At the Annual Meeting, action will be taken on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders and described in this Proxy Statement. The Board knows of no other matters to be presented for action at the Annual Meeting. If any other matters do properly come before the Annual Meeting, the persons named in the Proxy Card will have discretionary authority to vote on those matters in accordance with their best judgment.

Solicitation of proxies is made on behalf of the Board. The cost of soliciting Proxies will be borne by us. In addition to solicitations by e-proxy and/or by mail, certain of our Directors, officers and regular employees may solicit Proxies personally or by telephone or other means without additional compensation. We have also engaged Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to provide proxy solicitation services at a fee estimated at $5,500 plus expenses.

Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons, and we will, upon request, reimburse them for their reasonable expenses in so doing.

Voting Procedures

You will have a choice of voting over the telephone, via the Internet or by completing and mailing a paper Proxy Card, as described below.

Voting via the Internet or by Telephone.    If you desire to vote online via the Internet or by telephone prior to the Annual Meeting, you should go to www.proxyvote.com or call the toll free number indicated on the Proxy Card or Notice. You may vote via the Internet or by telephone provided you do so by 11:59 pm Eastern Time (8:59 pm Pacific Time) on May 14, 2012. Stockholders who attend the Annual Meeting via the Internet may vote their shares at that time by following the instructions at www.virtualshareholdermeeting.com/OSUR2012.

The telephone and Internet voting procedures are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that your instructions have been recorded properly. If you vote via the Internet, you should understand that you will be responsible for any costs associated with this method of voting, such as usage charges from Internet access providers and telephone companies.

Voting by Mail.    If you desire to vote by using a paper Proxy Card instead of by telephone or the Internet, you will need to either print a copy of the Proxy Card from the website indicated in your Notice or follow the instructions in your Notice to request that a paper copy be sent to you. You will then need to complete, sign, date and return the Proxy Card to the Company, as described on the Proxy Card.

Submitting a Proxy via the Internet, over the telephone or by mail will not affect your right to withdraw your Proxy and vote in person at the Annual Meeting, provided that you follow the admission procedures described above.

Voting Securities

On March 26, 2012, the record date for determining stockholders entitled to vote at the Annual Meeting, we had outstanding and entitled to vote at the meeting 48,508,302 shares of common stock, par value $.000001 per share (“Common Stock”). Each share of Common Stock is entitled to one vote on any matter brought before the Annual Meeting. A majority of the shares of Common Stock outstanding as of the record date, represented in person or by Proxy at the Annual Meeting, will constitute a quorum for the transaction of business.

Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached at the Annual Meeting. Because abstentions will be included in tabulations of the votes entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters which the broker has not expressly voted. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions on how to vote the shares from the beneficial owner. Discretionary voting by a broker or other nominee is not permitted in connection with the election of Directors or the advisory vote regarding the Company’s executive compensation. Thus, if your broker or nominee does not receive instructions from you, a broker non-vote will occur and your shares will not be voted on these matters.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of March 26, 2012, regarding the beneficial ownership of the Company’s Common Stock by (a) each person who is known by us to be the beneficial owner of more than five percent of the Common Stock outstanding, (b) each Director and nominee for election as Director, (c) each of our executive officers named in the Summary Compensation Table in this Proxy Statement under “Executive Compensation,” and (d) all of our directors and executive officers as a group. Unless otherwise indicated, the address of each person identified below is c/o OraSure Technologies, Inc., 220 East First Street, Bethlehem, Pennsylvania 18015.

Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shares of Common Stock which a person has a right to acquire pursuant to the exercise of stock options held by that person that are exercisable within 60 days of March 26, 2012 are deemed to be outstanding for the purpose of computing the percentage ownership of that person, but are not deemed outstanding for computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1,2]	Percent of Class
Wells Fargo & Company[3] 420 Montgomery Street San Francisco, CA 94104	8,486,795	17.5%

BlackRock, Inc.[4] 40 East 52nd Street New York, NY 10022	4,152,529	8.6%

Putnam Investments, LLC[5] One Post Office Square Boston, MA 02109	3,035,008	6.3%

OrbiMed Advisors LLC[6] OrbiMed Capital LLC Samuel D. Isaly 601 Lexington Avenue 54th Floor New York, NY 10022	2,908,900	6.0%

Douglas A. Michels[7]	1,422,096	2.9%

Ronald H. Spair	818,289	1.7%

Stephen R. Lee, Ph.D.	313,002	*

Roger L. Pringle[8]	341,931	*

Douglas G. Watson	298,281	*

Jack E. Jerrett	126,047	*

Ronny B. Lancaster	88,829	*

Charles W. Patrick	133,672	*

Michael Celano	121,224	*

Stephen S. Tang, Ph.D.	30,520	*

Anthony Zezzo II	115,788	*

Gerald M. Ostrov	18,854	*

All directors and executive officers as a group (13 people)	3,984,657	7.8%

*Less	than 1%

(1)	Subject to community property laws where applicable, beneficial ownership consists of sole voting and investment power except as otherwise indicated.

(2)

Includes shares subject to options exercisable within 60 days of March 26, 2012, as follows: Mr. Michels, 832,194 shares; Mr. Spair, 480,522 shares; Dr. Lee, 238,403 shares; Mr. Pringle, 235,552 shares; Mr. Watson, 200,000 shares; Mr. Jerrett, 102,732 shares; Mr. Lancaster, 70,000 shares; Mr. Patrick, 70,000 shares; Mr. Celano, 70,000 shares; Dr. Tang, 21,666 shares; Mr. Zezzo, 38,333 shares; Mr. Ostrov, 10,000 shares; and all directors and executive officers as a group, 2,475,454 shares. Also includes unvested restricted shares, as follows: Mr. Michels, 177,760 shares; Mr. Spair, 71,885 shares; Dr. Lee, 30,782 shares; Mr. Pringle, 8,854 shares; Mr. Watson, 13,281 shares; Mr. Jerrett, 23,315 shares; Mr. Lancaster, 8,854 shares; Mr. Patrick, 8,854 shares; Mr. Celano, 8,854 shares; Dr. Tang, 8,854 shares; Mr. Zezzo, 60,536 shares; Mr. Ostrov, 8,854 shares; and all directors and executive officers as a group, 454,414 shares.

(3)	Based on information contained in a Schedule 13G/A filed January 24, 2012 by Wells Fargo & Company (“Wells Fargo”), on behalf of certain of its subsidiaries. Wells Fargo has sole voting power with respect to 8,394,174 shares, sole dispositive power with respect to 8,472,185 shares and shared dispositive power with respect to 8,370 shares.

(4)	Based on information contained in a Schedule 13G/A filed February 10, 2012, by BlackRock, Inc. (“BlackRock”) on behalf of certain of its subsidiaries. BlackRock has sole voting and dispositive power with respect to the indicated shares.

(5)	Based on information contained in a Schedule 13G filed February 14, 2012, by Putnam Investments, LLC (“Putnam”), on behalf of certain affiliates. Putnam has sole voting power with respect to 226,086 shares and sole dispositive power with respect to 3,035,008 shares.

(6)	Based on information contained in a Schedule 13G filed February 14, 2012 by OrbiMed Advisors LLC (“OMA”), OrbiMed Capital LLC (“OMC”) and Samuel D. Isaly, OMA has shared voting and dispositive power with respect to 1,236,600 shares, OMC has shared voting and dispositive power with respect to 1,672,300 shares and Mr. Isaly has shared voting and dispositive power with respect to 2,908,900 shares.

(7)	Includes 5,400 shares owned by Mr. Michels’ son.

(8)	Includes 1,500 shares owned by Mr. Pringle’s spouse.

Corporate Governance

Board Operation and Leadership Structure

The Board has adopted Corporate Governance Principles which, along with the Charters for each of its Committees and the Company’s Code of Business Conduct and Ethics, provide a framework for the governance of the Company. The Company’s Corporate Governance Principles address matters such as the responsibilities and composition of the Board, Director independence and the conduct of Board and Committee meetings. The Company’s Code of Business Conduct and Ethics sets forth guiding principles of business ethics and certain legal requirements applicable to all Company employees and Directors. Copies of the current Corporate Governance Principles and Code of Business Conduct and Ethics are available at the Company’s website, www.orasure.com.

Currently, the Company’s Chief Executive Officer does not hold the position of Chairman of the Board as the Company believes it is appropriate for the Board to be led by an individual who is independent of management. Mr. Watson has served as the Chairman of our Board since March 2003. In the future, however, the Board may reconsider whether its Chief Executive Officer should also serve as Board Chairman.

Oversight of Risk Management

As part of its oversight of the Company’s operations, the Board and Audit Committee monitor the management of risks by the Company’s executives. The Audit Committee reviews the risks that the Company may face and receives reports from senior management on the nature of these risks and the procedures and processes in place to manage and mitigate such risks. Substantive areas of risk reviewed by the Audit Committee include financial, legal compliance, operational, information technology and employment risks. The Audit Committee provides a report to the full Board on the matters covered during each of its meetings, including its risk monitoring activities. In addition, senior management provides periodic reports to the full Board on the major risks facing the Company and the processes and procedures in place to manage such risks.

Insider Trading

The Company has a policy designed to prevent any trading in the Company’s Common Stock or other securities by a person while such person is in possession of material nonpublic information. This policy applies to members of the Board, executive officers and all other employees of the Company. The policy prohibits trading in the Company’s securities on the basis of material nonpublic information, requires preapproval for Directors and all employees of transactions in Company securities and establishes regular trading windows after each calendar quarter following the Company’s announcement of its quarterly financial results. Directors and employees are expressly precluded from engaging in short-term or speculative transactions involving Company securities, including short sales, the buying or selling of puts or calls, the purchase of securities on margin, prepaid variable forward contracts, equity swaps, collars, exchange funds and other similar financial instruments.

Director Independence

The Company’s Corporate Governance Guidelines require, among other things, that a majority of the members of the Board meet the independence requirements of the SEC and The NASDAQ Stock Market (“NASDAQ”), on which our Common Stock is listed. Each year our Board, with assistance from the Nominating and Corporate Governance Committee, conducts a review of Director independence. The most recent annual review occurred in the first quarter of 2012, during which the Board considered transactions and relationships, if any, between each Director or any member of such Director’s immediate family and the Company. As a result of this review, the Board determined that Michael Celano, Ronny B. Lancaster, Gerald M. Ostrov, Charles W. Patrick, Roger L. Pringle, Stephen S. Tang, Ph.D., and Douglas G. Watson are “independent,” as that term is defined in the applicable rules of NASDAQ and the SEC.

Only Douglas A. Michels and Ronald H. Spair were determined by the Board not to be independent. Mr. Michels is not independent because he is employed as our President and Chief Executive Officer, and Mr. Spair is not independent because he is employed as our Chief Financial Officer and Chief Operating Officer. Based on the foregoing, the Board of Directors is comprised of a majority of independent Directors.

Board Meetings

The Board held ten meetings and acted by written consent on six occasions during the year ended December 31, 2011. Each member of the Board attended more than 75 percent of the combined total of meetings of the Board and of the committees of the Board on which such member served during the period in the year in which he served as a Director.

Annual Meeting Attendance and Stockholder Communications

The Board has approved a policy concerning Board members’ attendance at our annual meeting of stockholders and a process for security holders to send communications to members of the Board. Our 2011 Annual Meeting of Stockholders held on May 17, 2011 was attended by all members of the Board. Descriptions of the Board’s policy on annual meeting attendance and the process for security holders to send communications to the Board are provided on our website, at www.orasure.com.

Committees of the Board

The Board currently has three standing committees – the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each Committee is composed entirely of independent Directors.

Audit Committee.    The Audit Committee oversees the Company’s accounting and financial reporting process, internal controls and audits, and consults with management and the Company’s independent registered public accounting firm on, among other items, matters related to the annual audits, the published financial statements and the accounting principles applied. As part of its duties, the Audit Committee appoints, evaluates and retains the Company’s independent registered public accounting firm. It also maintains direct responsibility for the compensation, termination and oversight of the Company’s independent registered public accounting firm and evaluates the independent registered public accounting firm’s qualifications, performance and independence. The Audit Committee approves all services provided to the Company by the independent registered public accounting firm. The Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee operates pursuant to a written charter, a copy of which is available on our website at www.orasure.com.

Members of the Audit Committee are Michael Celano, Chairman, Charles W. Patrick, Stephen S. Tang, Ph.D. and Douglas G. Watson. Each member of the Audit Committee is “independent,” as defined in the Exchange Act and applicable NASDAQ rules. The Board has determined that Mr. Celano is an “audit committee financial expert,” as that term is defined by applicable rules of the SEC. The Audit Committee met eight times during the year ended December 31, 2011.

Compensation Committee.    The primary responsibility of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities with respect to all types of compensation for our officers and non-employee Directors. Our overall compensation philosophy, as determined by the Compensation Committee and approved by the Board, is to (i) reward executive officers for the performance of the Company and achievement by the executives of financial and other individual performance objectives, (ii) align the interests of the executive officers with the interests of our stockholders, (iii) provide long-term incentives for the executive officers, and (iv) set compensation levels sufficiently competitive to attract and retain high quality executives and to motivate them to contribute to our success. The Compensation Committee operates pursuant to a written charter, a copy of which is available on our website at www.orasure.com.

On an annual basis, the Compensation Committee evaluates the performance of the Chief Executive Officer against previously established goals and objectives and reviews the performance evaluations and compensation recommendations for other executive officers provided by the Chief Executive Officer. Based on the foregoing, along with a review of compensation provided at comparable medical diagnostic and healthcare companies and the recommendations of a compensation consultant engaged by the Compensation Committee, the Committee determines cash and equity compensation for the Chief Executive Officer, other executive officers and the non-employee members of the Board. Compensation for the Chief Executive Officer is submitted for approval by a majority of independent Directors on the Board.

On an as-needed basis, the Compensation Committee retains independent compensation consultants to assist the Compensation Committee in evaluating and structuring our executive compensation program and making compensation decisions.

During 2011, the Committee engaged Pearl Meyer & Partners (“PM&P”) to do the following: (i) provide a competitive market assessment of compensation paid to Mr. Michels; (ii) finalize a competitive assessment of compensation paid to non-employee members of the Board; and (iii) assist the Committee in finalizing a long-term incentive plan under which equity awards would be granted to executives beginning in 2012. We paid PM&P approximately $55,945 for the foregoing executive compensation consulting services. A further discussion of the role of the Compensation Committee, our processes and procedures for determining executive officer and non-employee Director compensation, and the services provided by compensation consultants are set forth in the Section entitled, “Compensation Discussion and Analysis,” in this Proxy Statement.

The Committee is authorized to delegate any of its responsibilities to subcommittees or individuals, as the Committee deems appropriate. To date, the Committee has not exercised this right.

Members of the Compensation Committee are Roger L. Pringle, Chairman, Ronny B. Lancaster, Stephen S. Tang, Ph.D. and Douglas G. Watson. Each member of the Compensation Committee is “independent,” as defined in applicable NASDAQ rules. The Compensation Committee met eight times and acted by written consent on two occasions during the year ended December 31, 2011.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee of the Board identifies, evaluates and recommends to the Board candidates for election or re-election to the Board. In addition, this Committee is responsible for developing, recommending for Board approval and administering our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee operates pursuant to a written charter. Copies of the Committee’s charter and the Company’s Corporate Governance Guidelines are available on our website at www.orasure.com.

In evaluating and recommending candidates for the Board, the Nominating and Corporate Governance Committee will consider candidates recommended by members of the Committee or the Board of Directors, officers or employees of the Company, the Company’s security holders and other business contacts. The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates. Candidates recommended by security holders will be considered by the Nominating and Corporate Governance Committee in the same manner as candidates recommended by other sources, but only if the security holder makes a recommendation in accordance with the advance notification provisions set forth in the Company’s By-laws. For a description of these provisions, see the Section entitled, “Nomination of Directors,” in this Proxy Statement.

Although there is no formal policy governing Board diversity, the Nominating and Corporate Governance Committee considers diversity and other factors in evaluating new candidates for the Board. The term diversity is used broadly to include not only race, gender and national origin, but also any other factors determined to be relevant by the Committee based on the needs of the Board and Company, including: independence, integrity, knowledge, judgment, character, leadership skills, education, industry experience, financial literacy, technical background, specialized expertise, and standing in the community. In evaluating incumbent Directors for re-election, the Nominating and Corporate Governance Committee considers that Director’s background, experience and overall service to the Company, including the number of meetings attended, level of participation, quality of performance and other factors deemed relevant by the Committee.

Members of the Nominating and Corporate Governance Committee are Ronny B. Lancaster, Chairman, Michael Celano, Charles W. Patrick, and Roger L. Pringle. Each member of the Nominating and Corporate Governance Committee is “independent,” as defined in applicable NASDAQ rules. The Nominating and Corporate Governance Committee met five times during the year ended December 31, 2011.

Nomination of Directors

Our Bylaws provide that nominations for election to the Board may be made by the Board or by any stockholder entitled to vote for the election of Directors at the Annual Meeting. A stockholder’s notice of nomination must be made in writing to the Company’s Secretary and must be delivered to or received at our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting. However, in the event that less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Secretary must set forth, with respect to the nominee, the name, age, business address, residence address, principal occupation or employment of the person, the class and number of shares of capital stock of the Company which are beneficially owned by the person, and any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Regulation 14A under the Exchange Act. The notice must also include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made: (i) the name and address of the stockholder and such beneficial owner; (ii) the class and number of shares of capital stock of the Company which are held of record or beneficially owned by such stockholder and such beneficial owner and any other direct or indirect pecuniary or economic interest in any capital stock of the Company of such stockholder and beneficial owner, including without limitation, any derivative instrument, swap, option, warrant, short interest, hedge, profit sharing arrangement or borrowed or loaned shares; (iii) a description of any arrangements or understandings between such stockholder and beneficial owner and each proposed nominee and any other person (including their names) pursuant to which the nomination(s) are to be made by such stockholder and such beneficial owner or with respect to actions to be proposed or taken by such nominee if elected as a Director; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such stockholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors, or may otherwise be required pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. We may also require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a Director of the Company.

Report of the Audit Committee

The information contained in this report shall not be deemed to be “soliciting material” or “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to liability under that Section. This report shall not be deemed “incorporated by reference” into any document filed under the Securities Act of 1933, as amended, or the Exchange Act, whether such filing occurs before or after the date hereof, regardless of any general incorporation language in such filing.

The role of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities to oversee management’s conduct of the Company’s financial reporting process, including monitoring (1) the participation of management and the outside independent registered public accounting firm in the financial reporting process, (2) the Company’s systems of internal accounting and financial controls, (3) the annual independent audit of the Company’s financial statements and (4) the qualifications, independence and performance of the outside independent registered public accounting firm. The Committee selects the Company’s outside independent registered public accounting firm, and once selected, the outside independent registered public accounting firm reports directly to the Committee. The Committee is responsible for approving both audit and non-audit services to be provided by the outside independent registered public accounting firm. The Committee operates pursuant to a Charter that was last amended and restated by the Board on November 14, 2011.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. The Committee’s responsibility is to monitor and review these processes. It is not the Committee’s duty or responsibility to conduct auditing or accounting reviews.

In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management, which included a discussion of not only the quality, but also the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee met with the independent registered public accounting firm, with and without management, to discuss the results of their audit and their judgments regarding the Company’s accounting policies. The Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board as currently in effect, has considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the firm’s independence and has discussed with the independent registered public accounting firm the firm’s independence.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee’s Charter, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC and selected KPMG LLP as the independent registered public accounting firm for fiscal year 2012. The Board is recommending that stockholders ratify that selection at the Annual Meeting.

SUBMITTED BY THE AUDIT COMMITTEE

OF THE COMPANY’S BOARD OF DIRECTORS

Michael Celano, Chairman

Charles W. Patrick

Stephen S. Tang, Ph.D.

Douglas G. Watson

March 7, 2012

Executive Officers

The table below provides information about the executive officers of the Company as of March 26, 2012. Officers of the Company hold office at the discretion of the Board.

Name	Age	Position
Douglas A. Michels	55	President and Chief Executive Officer
Ronald H. Spair	56	Chief Financial Officer and Chief Operating Officer
Stephen R. Lee, Ph.D.	52	Executive Vice President and Chief Science Officer
Anthony Zezzo II	58	Executive Vice President, Marketing and Sales
Jack E. Jerrett	53	Senior Vice President, General Counsel and Secretary
Mark L. Kuna	48	Senior Vice President, Finance, Controller and Assistant Secretary

Douglas A. Michels has been the Company’s President and Chief Executive Officer since June 2004. Prior to that, Mr. Michels served as Group Vice President, Global Marketing of Ortho-Clinical Diagnostics, President of Ortho-Clinical Diagnostics International, and President of Johnson & Johnson Healthcare Systems, Inc. Earlier in his career, Mr. Michels held various positions of increasing responsibility within the Johnson & Johnson family of companies, including Vice President, Sales & Marketing, Vice President/General Manager – Immunocytometry Business, Executive Director Sales & Marketing, Director of Marketing, Director of Sales, and Regional Sales Manager for Ortho Diagnostic Systems, Inc. Prior to joining Johnson & Johnson, Mr. Michels worked for the Diagnostics Division of Abbott Laboratories in various sales and product management positions. Mr. Michels received a B.S. degree in Public Health Administration from the University of Illinois and an M.B.A. from Rutgers University. In 2010, Mr. Michels was appointed to serve on the Presidential Advisory Council on HIV/AIDS (PACHA). Mr. Michels serves on the Board of West Pharmaceutical Services, Inc. and is a member of the Board of Trustees of St. Luke’s Hospital.

Ronald H. Spair has been the Company’s Chief Financial Officer and Chief Operating Officer since September 2006 and served as Executive Vice President and Chief Financial Officer since November 2001. Prior to that time, Mr. Spair was Vice President, Chief Financial Officer and Secretary of Delsys Pharmaceutical Corporation, a pharmaceutical manufacturing system development company, Senior Vice President, Chief Financial Officer and Secretary of SuperGen, Inc., a pharmaceutical company, and Senior Vice President, Chief Financial Officer and Secretary of Sparta Pharmaceuticals, Inc., a development stage pharmaceutical company. Mr. Spair received both his B.S. in Accounting and M.B.A. from Rider College. He is also a licensed Certified Public Accountant and is a member of the New Jersey Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

Stephen R. Lee, Ph.D. has been the Company’s Executive Vice President and Chief Science Officer since September 2005. Prior to that time, Dr. Lee worked at Ortho-Clinical Diagnostics, a Johnson & Johnson company, serving as Vice President, Assay Research & Development, Executive Director, Worldwide Immunodiagnostic Product Development, and Director, Infectious Disease Assay Development. Dr. Lee has had responsibility for or direct involvement in the development of over 40 major diagnostic assays, in such areas as infectious disease, cardiology, oncology and other conditions. While at Ortho, Dr. Lee was awarded the Johnson Medal, Johnson & Johnson’s highest award for research and development. Prior to joining Ortho, Dr. Lee worked as a scientist for both Wampole Labs and Immunicon Corporation. Dr. Lee received a BSc. in Biochemistry from Sheffield University (U.K.) in 1981 and a Ph.D. degree in Biochemistry from Cardiff University (U.K.) in 1985.

Anthony Zezzo II has been the Company’s Executive Vice President, Marketing and Sales since January 2011. From 2004 to December 2010, Mr. Zezzo was Vice President, North American Sales and Marketing at the Ortho-Clinical Diagnostics Division of Johnson & Johnson. Prior to that time, Mr. Zezzo held a series of increasingly responsible positions within Johnson & Johnson, including as Executive Director, Johnson & Johnson Healthcare Systems from 1994 to 1996, Executive Director, Marketing and Sales for the AIDS/Hepatitis

Division of Ortho Diagnostics from 1996 through 1999 and Vice President, Sales and Marketing for Ortho Diagnostics’ businesses in the United States, Canada and Latin America, from 1999 to 2004. Mr. Zezzo received his B.A. in Political Science from Grove City College.

Jack E. Jerrett has been the Company’s Senior Vice President and General Counsel since February 2003 and served as Vice President and General Counsel since November 2000. He has also served as the Company’s Secretary since February 2001. Prior to joining the Company, Mr. Jerrett served in the positions of Associate General Counsel and Senior Counsel at PPL Electric Utilities Corporation, and acted as general counsel to PPL Gas Utilities Corporation. Prior to that time, Mr. Jerrett was Senior Corporate Attorney of Union Pacific Corporation and an Associate with Morgan, Lewis & Bockius. Mr. Jerrett received his B.S. in Accounting from Villanova University and his J.D. from the Villanova University School of Law. He is a member of the Pennsylvania Bar and the American and Pennsylvania Bar Associations.

Mark L. Kuna has been the Company’s Senior Vice President, Finance and Controller since September 2006, and served as Vice President and Controller since February 2003 and as Controller since February 2001. Mr. Kuna has also served as the Company’s Assistant Secretary since May 2002 and provided accounting and financial analysis support since joining the Company in October 2000. Prior to that time, Mr. Kuna served as Director of Financial Planning and Analysis for the greater Philadelphia region of XO Communications, Inc., and Vice President and Principal Accounting Officer of Wedco Technology, Inc. Prior to joining Wedco Technology, he was an accountant with Deloitte and Touche. Mr. Kuna received his B.S. in Accounting from the University of Scranton, is a licensed Certified Public Accountant, and is a member of the Pennsylvania and American Institutes of Certified Public Accountants.

Transactions With Related Persons

Since January 1, 2011, there have been no transactions with related persons which would require disclosure in this Proxy Statement. The Audit Committee is required to review and approve in advance all transactions with related persons involving the Company. The Audit Committee may approve a related party transaction if the transaction is on terms comparable to those that could be obtained in arms’ length dealings with an unrelated third party. The Audit Committee also reviews any public disclosures of a related party transaction contained in our SEC filings. These responsibilities are described in the Audit Committee’s charter, a copy of which is available on our website at www.orasure.com.

Information regarding employment and severance agreements between our executive officers and the Company is set forth in the Section entitled, “Employment Agreements and Potential Payments Upon Termination or Change in Control,” in this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and Directors and persons who own more than ten percent of our Common Stock (collectively, “Reporting Persons”) file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms they file.

As a matter of practice, our administrative staff assists each of the Reporting Persons who are employees and Directors of the Company in preparing initial reports of ownership and reports of changes in beneficial ownership and filing such reports with the SEC and the NASDAQ. Based solely on a review of the copies of forms filed by or on behalf of the Reporting Persons and on written representations (if any) from each of the Reporting Persons, we believe that all Reporting Persons complied on a timely basis with all applicable filing requirements with respect to the year 2011.

ITEM 1.	Election of Directors

Background

At the Annual Meeting, you will be asked to vote on the election of three Directors. A majority of the independent members of the Board have nominated Michael Celano, Douglas A. Michels and Charles W. Patrick for election as Class III Directors, for terms expiring at the Annual Meeting of Stockholders in 2015.

All of the nominees for election as Directors are presently members of our Board. Mr. Celano joined the Board in 2006, is currently Chairman of the Audit Committee and serves on the Nominating and Corporate Governance Committee. Mr. Michels became the Company’s President and Chief Executive Officer and a member of the Board in 2004. Because of his status as an executive officer of the Company, Mr. Michels serves on no Committees of the Board. Finally, Mr. Patrick joined the Board in 2006 and serves on the Audit Committee and Nominating and Corporate Governance Committee.

We do not know of anything that would preclude any nominee from serving. However, should any nominee for any reason become unable or unwilling to serve as a Director, the persons named in the enclosed Proxy Card will vote the shares represented by each Proxy for such substitute nominee as the Board may approve.

Any vacancy that occurs on the Board that results from an increase in the number of Directors may be filled by the affirmative vote of a majority of the Directors then in office, and any other vacancy on the Board may be filled by the affirmative vote of a majority of the Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director.

Certain information with respect to each person nominated for election as a Director and each person whose term of office as a Director will continue after the Annual Meeting, including the particular experience, qualifications, attributes and skills they possess that led to the conclusion that they should serve as a Director, is set forth below.

Name	Principal Occupation	Age	Director Since
Class I (Directors Whose Terms Expire in 2013):
Stephen S. Tang, Ph.D.	President and Chief Executive Officer of The University City Science Center	51	2011
Douglas G. Watson	Chief Executive Officer of Pittencrieff Glen Associates	67	2002
Gerald M. Ostrov	Former Chairman and CEO of Bausch & Lomb	62	2011

Class II (Directors Whose Terms Expire in 2014):
Ronny B. Lancaster	Senior Vice President for Federal Government Relations of Assurant, Inc.	60	2003
Roger L. Pringle	President of The Pringle Company	71	2000
Ronald H. Spair	Chief Financial Officer and Chief Operating Officer of the Company	56	2006

Class III (Nominees for Terms Expiring in 2015):
Michael Celano	Chief Financial Officer of Kensey Nash Corporation	53	2006
Douglas A. Michels	President and Chief Executive Officer of the Company	55	2004
Charles W. Patrick	Principal, Patrick Consulting	57	2006

Stephen S. Tang, Ph.D., became a member of the Board in April 2011. Since January 2008, Dr. Tang has served as President and Chief Executive Officer of The University City Science Center, an urban research park and business incubator owned by over thirty leading universities, medical schools and health networks in the greater Philadelphia, Pennsylvania area. Prior to that, Dr. Tang was employed by Olympus America, Inc., serving as Group Vice President for Life Science from 2006 to 2008 and as Vice President of Life Science Business Development from 2005 to 2006. Prior to his work with Olympus America, Dr. Tang served as President and Chief Executive Officer of Millennium Cell Inc., an energy technology firm, from 2000 to 2004 and as Vice President and Managing Director of the global pharmaceutical and healthcare practice of A.T. Kearney Inc. prior to 2000. Dr. Tang holds a B.S. degree in Chemistry from The College of William and Mary, an M.S. degree and Ph.D. in Chemical Engineering from Lehigh University and an MBA from The Wharton School of Business at the University of Pennsylvania. Dr. Tang’s extensive business experience, and in particular his experience in the life sciences industry and with strategic and business development matters, led to the conclusion that he should serve on the Company’s Board.

Douglas G. Watson became a member of the Board in May 2002 and became Chairman of the Board in March 2003. Since July 1999, Mr. Watson has been Chief Executive Officer of Pittencrieff Glen Associates, a leadership and management consulting firm, which he founded. Prior to that, Mr. Watson served as President and Chief Executive Officer of Novartis Corporation, the U.S. subsidiary of Novartis A.G., President and Chief Executive Officer of Ciba-Geigy Corporation, President of the Ciba Pharmaceuticals Division and Senior Vice President of Planning and Business Development of Ciba’s U.S. Pharmaceuticals Division. Mr. Watson holds an M.A. degree in pure mathematics from Churchill College, Cambridge University, and is a member of the Chartered Institute of Management Accountants. Mr. Watson also serves on the Boards of BioMimetic Therapeutics, Inc., Dendreon Corporation and Delcath Systems Inc. and previously served on the Boards of Engelhard Corporation, Genta Inc., Javelin Pharmaceuticals Inc., InforMedix Inc. and BioElectronics Inc. Mr. Watson’s long business career and executive-level management experience in the pharmaceutical industry, his financial and accounting expertise and his service on the Boards and Board Committees of other private and public companies led to the conclusion that he should serve on the Company’s Board.

Gerald M. Ostrov became a member of the Board in November of 2011. Mr. Ostrov most recently served as Chairman and CEO of Bausch & Lomb from 2008 through 2010. Prior to this position, Mr. Ostrov spent the majority of his career with Johnson & Johnson where he held the position of Company Group Chairman responsible for the Worldwide Vision Care businesses for nearly eight years. Earlier in his career at Johnson & Johnson, he served as President of the Personal Products Company. When he was later promoted to Company Group Chairman, he added Northern Europe Consumer and Personal Care products to his responsibilities and became responsible for all Consumer and Personal Care businesses in North America. Mr. Ostrov also served as Vice President of Marketing for Ciba-Geigy’s Consumer Pharmaceuticals business and President of Ciba’s Consumer Pharmaceuticals during the 1980’s. Mr. Ostrov earned a B.S. in Industrial Engineering and Operations Research from Cornell University and an M.B.A. from Harvard University. Mr. Ostrov’s long and distinguished business career and in particular his extensive experience in marketing consumer products, led to the conclusion that he should serve on the Company’s Board.

Ronny B. Lancaster became a member of the Board in May 2003. Mr. Lancaster has served as Senior Vice President, Federal Government Relations of Assurant, Inc., a provider of specialty insurance and insurance-related products and services since September 2005. From 1993 until September 2005, Mr. Lancaster served in various capacities at the Morehouse School of Medicine in Atlanta, including as Chief Operating Officer. Prior to that, Mr. Lancaster was Executive Assistant to the Secretary and Principal Deputy Assistant Secretary for Planning and Evaluation at the U.S. Department of Health and Human Services, General Counsel of Hamilton Enterprises, Inc., Senior Washington Representative for Blue Cross/Blue Shield Association, and Chief of the Division of Fee-For-Service Plans at the U.S. Office of Personnel Management. Mr. Lancaster received his B.A. in Economics from the Catholic University of America, his M.B.A. from the Wharton School of the University of Pennsylvania, and his J.D. degree from The Georgetown University Law Center. He is admitted to the Bars of

Pennsylvania and the District of Columbia. Mr. Lancaster previously served on the Board of Immucor, Inc. Mr. Lancaster’s expertise in government affairs and political matters, his extensive medical and healthcare experience and his legal training led to the conclusion that he should serve on the Company’s Board.

Roger L. Pringle has served on the Board since September 2000, when the Company was formed by the merger of Epitope, Inc. (“Epitope”) and STC Technologies, Inc. Prior to that, Mr. Pringle served as Chairman of the Board and a member of the Board of Directors of Epitope, and was a director of Agritope, Inc., a plant genetics subsidiary of Epitope. Mr. Pringle is the President of The Pringle Company, a strategy and executive consulting firm in Portland, Oregon, which was founded in 1976. Mr. Pringle currently serves on the Boards of Prolifiq Software, Inc. and previously served on the Boards of Bank of the Northwest, Metro One Telecommunications Inc. and North Pacific Group. Mr. Pringle received a B.S. in Business from Oregon State University and an MBA from the University of Oregon. Mr. Pringle’s long service as a member of the Board of Epitope, his professional expertise in executive selection, assessment and compensation, as well as his entrepreneurial and business leadership skills and his service on the Boards of other private and public companies led to the conclusion that he should serve on the Company’s Board.

For biographical information on Mr. Spair, see the Section entitled, “Executive Officers,” in this Proxy Statement. Mr. Spair’s service as Chief Financial Officer and Chief Operating Officer of the Company, his financial and accounting expertise and his extensive business and investor relations experience led to the conclusion that he should serve on the Company’s Board.

Michael Celano became a member of the Board in October 2006. Mr. Celano has served as Chief Financial Officer of Kensey Nash Corporation, a biomaterials company, since March 2009. From August 2007 to December 2008, Mr. Celano served as Managing Director of Aon Risk Services and from September 2004 to May 2007, he served as Vice President, Finance and Chief Financial Officer for BioRexis Pharmaceutical Corporation, a biopharmaceutical company. Before joining BioRexis, Mr. Celano served as a partner with KPMG LLP, in charge of its Mid-Atlantic Life Sciences Practice, and was co-leader of its National Life Science Practice. Prior to joining KPMG, Mr. Celano was co-leader of the Life Science Practice for Arthur Andersen. Mr. Celano is a Certified Public Accountant and holds a B.S. degree in Accounting from St. Joseph’s University. Mr. Celano’s accounting and financial expertise, and specifically his long career in public accounting focused in the life sciences area, and his extensive business experience led to the conclusion that he should serve on the Company’s Board.

For biographical information on Mr. Michels, see the Section entitled, “Executive Officers,” in this Proxy Statement. Mr. Michels’ service as President and Chief Executive Officer of the Company, his extensive business and executive-level management experience in the medical diagnostics field and his sales and marketing expertise led to the conclusion that he should serve on the Company’s Board.

Charles W. Patrick became a member of the Board in January 2006. Since 2000, Mr. Patrick has served as Principal of Patrick Consulting, a management consulting firm that helps diagnostic and technology companies develop sales, marketing and distribution strategies. From 2002 through 2011, Mr. Patrick served as the President and Co-owner of ADS Golf, Inc., a golf equipment supplier. Prior to that time, he served as the President and Chief Executive Officer of CallNexus, Inc., a provider of virtual call center services, and Vice President of Sales and Marketing for Biosite Diagnostics, a medical diagnostics company, where he had primary responsibility for developing and achieving Biosite’s strategic sales, marketing and distribution objectives. Prior to his time at Biosite, Mr. Patrick served as World Wide Group Marketing Manager and held several other sales and marketing positions for the Diagnostics Division of Abbott Laboratories. Mr. Patrick received a B.A. in Communications/Journalism from the University of Central Florida. Mr. Patrick also serves on the Board of diaDexus, Inc., a publicly traded cardiovascular and stroke diagnostics company. Mr. Patrick’s extensive sales and marketing background, his experience in the medical diagnostics industry and his entrepreneurial skills led to the conclusion that he should serve on the Company’s Board.

Vote Required; Board Recommendation

If a quorum is present, each nominee will be elected if he receives a plurality of the votes cast by shares present in person or by Proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the required vote. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for the nominees, each of whom has consented to be named and to serve if elected.

Your Board recommends that you vote FOR the election of the Director nominees.

ITEM 2.	Ratification of Appointment of Independent Registered Public Accounting Firm

Background

The Audit Committee of the Board of Directors has approved the reappointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for 2012. The Audit Committee has also recommended that the Board submit the appointment of KPMG for ratification by stockholders at the Annual Meeting. Although action by the stockholders on this matter is not required, the Audit Committee and the Board believe it is appropriate to seek stockholder ratification of this appointment in light of the role played by the independent registered public accounting firm in reporting on the Company’s consolidated financial statements. If this appointment is not ratified by stockholders, the Audit Committee may reconsider its appointment.

One or more representatives of KPMG are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required; Board Recommendation

Ratification of the appointment of KPMG requires the affirmative vote of a majority of shares present in person or by Proxy and entitled to vote at the Annual Meeting. Shares voted in person or represented by Proxy which are not voted for this ratification (by voting no or abstaining) will have the effect of voting against this proposal. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for ratification of the appointment of KPMG as our independent registered public accounting firm for 2012.

Your Board recommends that the stockholders vote FOR ratification of the appointment of KPMG.

Audit Fees; Audit-Related Fees; Tax Fees; All Other Fees.

The following table presents fees for professional audit services rendered by KPMG for the audits of our annual consolidated financial statements for the years ended December 31, 2011 and 2010, for the audits of our internal control over financial reporting as of December 31, 2011 and 2010 and for the review of the financial statements included in our Quarterly Reports on Form 10-Q for the fiscal years ended December 31, 2011 and 2010. The following table also includes fees billed for other services rendered by KPMG:

	2011	2010
Audit fees[1]	$667,500	$462,500
Audit-related fees[2]	201,600	—
Tax fees[3]	91,095	95,591
All other fees	—	—

Total fees	$960,195	$558,091

(1)

Includes fees related to the audit of our financial statements for each indicated year, audits of our internal control over financial reporting for each indicated year, and interim reviews of our financial statements in the Company’s Quarterly Reports on Form 10-Q for each indicated year, notwithstanding when the fees were billed or when the services were rendered. Also included are professional services in connection with the review of a registration statement on Form S-8 and issuance of a related consent in 2011 and the review of a registration statement on Form S-3 and the issuance of a related consent in 2010.

(2)	During 2011, we engaged KPMG to provide tax due diligence and planning and financial due diligence services in connection with the acquisition of DNA Genotek, Inc. We did not pay any other fees to KPMG in connection with their services in 2010.

(3)	During 2011 and 2010, we engaged KPMG to provide tax compliance and tax planning services.

The Audit Committee has adopted a general practice of pre-approving all audit and non-audit services provided to the Company by our independent registered public accounting firm. The Chairman of the Audit Committee has been delegated the authority to pre-approve audit and non-audit services having an aggregate value of up to $25,000 between meetings of the Audit Committee, provided that such pre-approval is communicated to the Audit Committee at its next scheduled meeting. All services by KPMG in 2011 and 2010 were pre-approved in accordance with these practices.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s executive compensation programs together with the material factors underlying our 2011 compensation decisions for the Company’s Chief Executive Officer (“CEO”) and the other named executive officers (collectively, the “NEOs”), as presented in tables which follow this CD&A.

Executive Summary.    As discussed in detail below, our compensation program pays executives for performance by rewarding the achievement of predetermined financial and strategic performance objectives. Our program is also designed to align the interests of executives with the interests of our stockholders, provide long-term incentives and set compensation at levels sufficiently competitive to attract and retain high quality executives and motivate them to contribute to our success. Key features of our compensation program include the following:

•

Our executive compensation focuses on performance, with a significant portion comprised of annual cash bonuses and long-term equity awards that are based on the executives’ and the Company’s achievement of predetermined performance objectives. In prior years, when these performance objectives were not met, the level of compensation provided to executives was reduced accordingly.

•

Equity awards consist of a mix of restricted stock and stock options, and in recent years the proportion of stock options has been increased in order to make our long-term incentive compensation more performance-based. In addition, equity awards are subject to long-term vesting requirements and thereby help align the interests of our executives with the interests of our stockholders.

•

In establishing compensation, the Compensation Committee of our Board regularly utilizes independent compensation consultants and makes compensation decisions based on a competitive assessment of compensation paid to executives at a peer group of comparable medical diagnostic and healthcare companies.

•

The total compensation paid to executives is targeted at the 50th percentile of a peer group of comparable companies with an opportunity to earn up to the 75th percentile based on achievement of performance objectives.

•	The Company does not provide its executives with any perquisites that are not offered to all employees of the Company.

•

Beginning in 2011, we adopted a policy under which any new employment agreement executed with an executive will not provide for the gross-up of excise tax obligations under Section 280G of the Internal Revenue Code or a “modified single trigger” under which the executive can voluntarily leave the Company after a change of control and receive severance even though there has been no adverse impact on the executive’s compensation or level of responsibilities.

•	The Company has implemented an annual process to assess the risks associated with our compensation programs.

In May 2011, we held a stockholder advisory vote on the compensation of our NEOs, commonly referred to as a “say-on-pay” vote. Our stockholders overwhelmingly approved the compensation of our NEOs, with over 94% of stockholder votes cast in favor of our “say-on-pay” resolution. As we evaluated our compensation practices and policies during 2011, we were mindful of the strong support our stockholders expressed for our compensation philosophy. As a result, our Board and its Compensation Committee decided to retain our general approach to executive compensation, with a focus on rewarding our most senior executives when they deliver value for our stockholders.

In addition, when determining how often to hold a stockholder advisory vote on executive compensation, the Board took into account a strong preference for an annual vote expressed by our stockholders at our 2011 Annual Meeting. Accordingly, the Board determined that at this time we intend to hold an advisory “say-on-pay” vote each year.

Although the compensation of our NEOs received strong stockholder support in 2011, we continued to consider ways to improve the competitiveness and pay-for-performance features of our compensation program. As a result, we modified our long-term incentive programs to change the method for making equity awards. Under this modified program, we have adopted a “value transfer” methodology under which the size of annual equity awards is targeted at market-based dollar values rather than absolute numbers of restricted stock or option shares. This approach avoids volatility in the value of equity awards resulting from movements in the price of our Common Stock on the grant date and better aligns the Company’s practices with industry standards. We also increased the percentage of executive equity awards consisting of stock options so that awards shall be comprised of 60% stock options and 40% restricted stock beginning in 2012, as opposed to the 50%/50% split used in 2011. We believe the award of a greater percentage of stock options makes our long-term incentive compensation for executives more performance-based because, unlike restricted stock, the value delivered to an executive upon the exercise of a stock option is limited to the increase in value of the Company’s stock following the grant date.

For these and the other reasons described in this CD&A, we believe our compensation program follows sound corporate governance principles and is strongly aligned with the interests of our stockholders.

Compensation Philosophy.    The primary objectives of our compensation program for executive officers are to:

•	reward executive officers for the performance of the Company and achievement by such officers of individual performance objectives;

•	align the interests of the executive officers with the interests of our stockholders;

•	provide long-term incentives for the executive officers; and

•	set compensation at sufficiently competitive levels to attract and retain high quality executives and to motivate them to contribute to our success.

Compensation for executives is established by the Compensation Committee of our Board (the “Committee”) in accordance with the above objectives. In setting executive compensation, the Committee considers the Company’s and each executive’s performance against previously established objectives, internal pay equity, the Company’s industry position, general industry data and recommendations of independent third party compensation consultants engaged by the Committee. The Committee periodically retains independent compensation consultants to review our executive compensation practices and to assist the Committee in establishing competitive compensation levels for our executives. In determining whether to retain a compensation consultant, the Committee has sole authority to decide whether to hire or fire any such consultant and to control the nature and scope of the engagement.

The Committee seeks to set aggregate compensation levels for executives near the fiftieth (50th) percentile of amounts paid by comparable medical diagnostic and healthcare companies (defined by industry, revenues, market capitalization, number of employees or a combination of these factors) for performance consistent with the Company’s target financial and strategic business plans for the applicable year. Use of the fiftieth (50th) percentile is intended as a market check and not as an absolute target. As a result, the aggregate compensation and the value of specific compensation components for individual executives may fall below or exceed the fiftieth (50th) percentile depending on individual performance and contribution by the executive.

The aggregate compensation provided to each executive consists of an annual base salary, incentive cash bonus and equity awards. The amount of the incentive cash bonus and the size of annual equity awards are variable and depend on an executive’s and the Company’s achievement of predetermined financial and strategic objectives. As a result, a substantial portion of each executive’s annual compensation is based on performance. As indicated in the Summary Compensation Table following this CD&A, 74% of Mr. Michels’ aggregate compensation and 63% of Mr. Spair’s aggregate compensation for 2011 consisted of variable compensation.

Annual Performance Evaluations.    On an annual basis, the Committee and other non-employee Directors evaluate the performance of the CEO against predetermined performance objectives and the CEO evaluates the performance of the other NEOs against their respective predetermined performance objectives. Annual performance objectives for the NEOs are established at the beginning of the applicable year and generally include two parts: the Company’s overall target financial/strategic performance objectives and individual objectives in the functional areas for which the executive is responsible. For each NEO, these objectives are then weighted to reflect their relative importance to the Company and the executive’s functional responsibilities.

Depending on the Company’s overall performance and the extent to which an executive achieves his individual objectives for a particular year, the executive will be rated as “Does Not Meet,” “Meets Expectations,” “Exceeds Expectations” or “Outstanding.” As described later in this CD&A, the Committee uses the performance ratings to determine base salary adjustments, incentive cash bonuses and equity awards.

Compensation Consultants.

During 2010, the Committee engaged Pearl Meyer & Partners (“PM&P”), a national compensation consulting firm, to provide an updated competitive assessment of executive compensation. PM&P assisted the Committee in identifying a peer group consisting of fifteen medical diagnostic and healthcare companies, ten of which were considered a primary peer group because of their close similarity to the Company’s business mix. The additional five peer companies were used for reference purposes. Companies included in the peer group were selected based on total revenues, market value and number of employees, and included the following:

Primary Peer Companies	Additional Companies
Abaxis, Inc.	Caliper Life Sciences, Inc.
Celera Corporation	Genomic Health, Inc.
Cepheid, Inc.	Harvard Bioscience, Inc.
Enzo Biochem, Inc.	MEDTOX Scientific, Inc.
Immucor, Inc.	Orchid Cellmark, Inc.
IRIS International Inc.
Luminex Corporation
Meridian Bioscience, Inc.
Neogen Corporation
Quidel Corporation

During 2011, the Committee again engaged PM&P to provide compensation consulting services, including an updated competitive assessment of compensation paid to Mr. Michels and design of a new long-term incentive plan under which equity awards would be granted to executives. In preparing the competitive assessment, PM&P used data from the peer group of companies described above.

Tally Sheets.    In determining annual compensation, the Committee reviews tally sheets for each executive. Tally sheets set forth the dollar amounts of all components of each NEO’s current compensation, including salary, incentive cash bonus, equity awards, potential change of control payments and other benefits deemed relevant by the Committee. These tally sheets allow the Committee to review how a change in the amount of each compensation component affects each executive’s total compensation and to consider each executive’s compensation in the aggregate. Included in each tally sheet is the estimated amount of severance and other benefits payable to the executive under various termination scenarios. Based upon the review of tally sheets, the Committee establishes aggregate compensation for our executives which it believes to be reasonable.

Compensation Components.    The following is a description of each component of our executive compensation program.

1. Annual Base Salary.    The Committee believes that competitive salaries must be paid in order to attract, retain and motivate high quality executives. Each year, the Committee evaluates and determines the annual base salaries for the NEOs. In determining salaries, the Committee considers the annual performance evaluation of the CEO prepared by non-employee Directors on the Board and the annual performance evaluations prepared by the CEO for all other NEOs. The Committee also considers the Company’s budget for expected salary adjustments, salary levels paid at comparable medical diagnostic and healthcare companies and any recommendations that may be made by any compensation consultant engaged to assist the Committee. An executive’s annual salary adjustment will tend to be at the higher end of the range budgeted by the Company if the executive receives a performance rating of “Meets Expectations” or better and such executive’s pre-adjustment salary level is below the 50th percentile for his or her position at comparable medical diagnostic and healthcare companies.

From time to time, the Committee may approve salary adjustments for executives to reflect promotions or changes in responsibilities, to bring the salary of a particular executive more in line with the salaries offered at comparable medical diagnostics and healthcare companies or to reflect other factors. When such salary adjustments are made with respect to an executive, the Committee evaluates the proposed new salary in light of the total cash and non-cash compensation paid to the executive and whether reasonable internal pay equity will be maintained in light of that executive’s position, responsibilities, experience and contributions.

2. Incentive Cash Bonuses.    Annual cash bonuses are included as part of executive compensation because the Committee believes that a significant portion of each executive’s compensation should be structured as a variable incentive tied to both the overall performance of the Company and the individual contributions of the executive. On an annual basis, the Committee has adopted, with approval of the Board, a Management Incentive Plan (the “Incentive Plan”), which is intended to be the principal vehicle for incentive cash bonus awards.

Incentive cash bonuses are generally paid out of a cash pool funded under the Incentive Plan based on the Company’s achievement of certain specific financial and strategic objectives determined by the Committee and approved by the Board at the beginning of each fiscal year. The financial objectives typically consist of short-term targets that represent improvement in financial performance compared to the prior year. The strategic objectives represent milestones that the Committee and Board believe are critical to achieving long-term growth and profitability. Because we are a small cap company that needs to make substantial investment in our product and clinical development activities, the Committee and Board believe it is important to tie incentive cash payments not only to the attainment of short-term financial targets, but also to the achievement of strategic objectives that will benefit the Company and its stockholders over the long term. The objectives are each weighted to determine their respective contributions to the pool amount. Each objective can be adjusted by the Committee or Board in an equitable manner to reflect unexpected changes in the Company’s business or assumptions underlying the original objective or other factors.

With respect to each financial objective, a Threshold, Target and Maximum performance level is established. The Target levels generally reflect the Company’s financial budget or operating plan for the year. Except in special circumstances, the Threshold levels represent a minimum level of performance for which the Committee is willing to provide bonus pool funding. The Maximum levels reflect outstanding performance for which the Committee is willing to reward executives with bonuses above the Target level payout. With respect to the strategic objectives, Threshold and Target performance levels are generally established to be consistent with the Company’s long-term strategic goals for our business. Maximum performance levels may also be established for one or more strategic objectives at the time the Incentive Plan is adopted or deferred for later determination in the discretion of the Committee and Board.

If the Company meets all the Target levels, the pool is funded at 100% of the aggregate target bonuses for all participants in the Incentive Plan, as described below. The pool is funded at 50% of the aggregate target bonuses if all of the Threshold levels are met and at 150% if all of the Maximum levels are met. Pro-rata adjustments to the amount of funding for each objective are made where a particular performance is in between the pre-established performance levels. To the extent a performance level is below the Threshold objective, there would be no funding for that particular item unless the Committee or Board determines, in its discretion, that some funding is warranted.

The amount of the cash bonus pool is determined by the Committee and recommended for Board approval. The Board may approve a pool greater than that recommended by the Committee if it determines that the Company has achieved a breakthrough performance by substantially exceeding the Maximum performance level. The Committee and Board also retain discretion to increase or decrease the size of the pool in order to reflect specific performance or market conditions affecting the Company and the final performance assessments for each participant for the applicable year. The cash bonus pool is used to pay bonuses not only to the Company’s NEOs, but also to all other officers and certain higher-level employees of the Company.

Individual payments from the bonus pool to executives depend on the size of the bonus pool, the executive’s achievement of individual performance objectives, the number of individuals participating in the plan at the time bonuses are awarded and the executive’s target bonus percentage. Bonuses are paid, based on an assessment of each executive’s performance for the applicable year, using targets expressed as a percentage of the executive officer’s annual base salary.

If an executive officer has met or exceeded his or her individual performance objectives and/or the Company’s expectations for the applicable year, he or she may be eligible to receive up to 150% of his or her target bonus, depending on the size of the bonus pool. The Committee and Board retain the discretion to adjust an individual executive’s performance evaluation and to increase or decrease the bonus paid to such individual to reflect the specific contributions of that executive, the Company’s overall performance, market conditions or other circumstances.

The Committee recommends for Board approval any bonus award for the CEO based on an assessment of his performance against his individual performance objectives. The CEO recommends individual awards for the other executive officers for approval by the Committee based on an assessment of each executive’s performance against his or her applicable individual performance objectives. The Committee and Board have the right, in their sole discretion, to reject any or all of the recommended bonus awards, even if the bonus pool has been funded and any or all applicable performance criteria have been satisfied, based on the business conditions of the Company or other factors deemed relevant by the Committee or Board.

3. Equity Awards.    The Committee believes that an additional way to promote the long-term growth of the Company and align the interests of executives with those of our stockholders is by compensating executives with equity in the Company that vests over a multi-year period. As a result, the Committee administers the OraSure Technologies, Inc. Stock Award Plan (the “Stock Plan”), pursuant to which grants of stock options and restricted shares are made to executive officers on an annual basis.

The Committee, with the approval of the Board, has in the past adopted Stock Award Guidelines for the Company’s management (the “Stock Award Guidelines”). The purpose of the Stock Award Guidelines has been to provide a framework for determining annual equity awards for executives that reflect the executive’s duties and performance evaluation against individual objectives for the applicable year and to align the value of the awards for executives with long-term incentive compensation for similar positions at comparable medical diagnostics and healthcare companies. An executive must be rated as “Meets Expectations” or better in order to receive an equity award, unless the Committee or Board otherwise determines in its discretion that an equity award is appropriate in view of the executive’s specific contributions, the Company’s overall performance, market conditions or other factors.

Depending on an executive’s position in the Company and performance evaluation for a particular year, the Stock Award Guidelines indicate a fixed number of restricted stock and option shares to be awarded. These fixed share amounts have been set at levels intended to ensure that an executive receiving a “Meets Expectations” performance evaluation for a particular year would receive an annual equity award valued at approximately the fiftieth (50th) percentile of long-term incentive compensation for that position paid by comparable medical diagnostic and healthcare companies, with the opportunity to receive up to the seventy-fifth (75th) percentile of that executive’s individual performance is rated above the “Meets Expectations” level.

The Committee has decided that awards should consist of a mix of stock options and restricted stock rather than solely of stock options because such a mix would have greater value as both a long-term incentive and retention mechanism. Awards made during 2011 as a result of each executive’s performance for 2010 consisted of 50% restricted stock and 50% stock options, based on the value of potential awards at the time of grant. This mix of equity awards represented a change from 2009, during which the mix was 40% stock options and 60% restricted stock. The Committee decided to increase the percentage of stock options for the 2011 awards in order to make the Company’s long-term incentive compensation more performance-based. The Committee continued this trend in 2012 by further increasing the proportion of stock options to 60% and reducing the percentage of restricted stock to 40% of the awards made in that year.

Annual stock option awards have an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant, which is calculated as the mean between the high and low sales price of the Common Stock as reported by NASDAQ for that date. Stock options generally vest over four years, with the first 25% vesting after one year and the remaining 75% vesting on a monthly basis over the next three years following the first anniversary of the grant date. Grants of restricted stock generally vest over a three-year period, with one-third vesting on the first anniversary of the grant date, a second third vesting on the second anniversary and the final third vesting on the third anniversary. These vesting restrictions serve to promote the Company’s long-term growth by restricting executives’ ability to realize short-term gains from their awards. The Committee believes the terms of its equity awards to executives are competitive with the terms of equity awards offered at comparable medical diagnostics and healthcare companies.

Equity awards are generally made by the Committee each year as part of the normal annual compensation cycle. The awards for a particular year generally occur in late January or early February of the following year after the Company’s full year financial results are known and performance evaluations for the executive officers have been prepared. Equity awards approved by the Committee for the CEO are then reviewed and approved by the Board. In addition to the annual equity awards, the Committee may approve stock option and restricted stock awards for newly hired officers or in recognition of an executive’s promotion or expansion of responsibilities. These latter grants may have vesting or other terms that differ from the terms generally approved for annual equity awards. Notwithstanding the Stock Award Guidelines, equity awards are made at the discretion of the Committee or Board.

Because the Stock Award Guidelines targeted equity awards expressed in fixed numbers of restricted stock and option shares, the Committee recognized that the actual value of an equity award could vary substantially depending on the market value of the Company’s Common Stock on the grant date. In order to avoid wide variations in the actual value of awards at the grant date and based on advice from its compensation consultant,

PM&P, the Committee recommended, and the Board adopted, a long-term incentive plan (“LTIP”) in 2011 under which equity awards would be made to executives beginning in 2012 using a “value transfer” method. Under the LTIP, equity awards would continue to reflect an executive’s position in the Company and performance for a particular year, but the size of potential awards are expressed as a dollar value, calculated as a percentage of the executive’s base salary. The potential equity award values under the LTIP were established at levels that the Committee believes represent an appropriate long-term incentive compensation value for each executive, based on advice from PM&P and an assessment by PM&P of long-term incentive awards made at comparable medical diagnostic and healthcare companies. Once the aggregate dollar value of an award has been approved for a particular year by applying the appropriate percentage to an executive’s base salary, the award is converted into shares based on a valuation of the restricted stock and option shares on the date of grant. Restricted stock is valued and converted based on the average of the high and low sale price for the Company’s Common Stock on the grant date as reported on the NASDAQ Stock Market and stock options are valued and converted based on a corresponding Black-Scholes value. The Committee and Board believe the value transfer method adopted in the LTIP is more reasonable in that it will eliminate variability in the value of equity awards and is more consistent with market practices.

4. Retirement Programs.    We do not maintain any retirement programs other than a 401(k) profit sharing plan (the “401(k) Plan”). All of our employees, including executive officers, are eligible to participate in the 401(k) Plan. We make matching contributions for participants on a dollar-for-dollar basis up to $4,000 per year. Payments of employer-provided benefits accrued for a 401(k) Plan participant will be made upon retirement or upon termination of employment prior to retirement, provided certain vesting conditions have been met by the participant prior to termination.

5. Perquisites and Other Compensation.    As a general matter, the Committee and Board do not believe that executive officers should be treated differently than other employees, except that such officers should receive competitive annual base salaries and have competitive bonus and equity award opportunities commensurate with their higher level of responsibility, and that executive officers should receive employment agreements as described below. Our healthcare, disability, and other insurance programs and benefits are the same for all eligible employees, including executive officers. Executive officers do not receive any additional perquisites.

6. Potential Payments Upon Termination or Change in Control Pursuant to Employment Agreements.    The Company has entered into employment agreements with each of the NEOs. In addition to the compensation elements discussed above, these agreements provide for post-employment severance payments and benefits in the event of termination of employment by the Company without “cause” or by the executive for “good reason” and provide enhanced severance payments upon such terminations in connection with a “change in control” of the Company. The terms of these agreements are discussed in more detail under the Section entitled, “Employment Agreements and Potential Payments Upon Termination or Change in Control,” in this Proxy Statement. The Committee believes that these agreements are generally consistent with industry practice at comparable medical diagnostic and healthcare companies, provide an incentive to the applicable executive to remain with the Company, and serve to align the interests of stockholders and the executives in the event of a change in control of the Company.

Accounting and Tax Treatment of Compensation.    In approving the amount and form of compensation for the NEOs, the Committee considers all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m) of the Internal Revenue Code. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and for the three most highly compensated officers unless compensation is performance-based. The Committee intends to maintain flexibility to pay compensation that is not entirely deductible when the best interests of the Company would make that advisable.

2011 Annual Base Salaries.    Annual base salaries paid in 2011 to our NEOs were established by the Committee at the beginning of 2011 based on a review of the Company’s performance during 2010, an evaluation of the individual contributions of each officer compared to preestablished performance objectives for 2010 and a review of the competitive data and recommendations provided by the Committee’s independent compensation consultant, PM&P.

Based on these factors, the Committee approved an aggregate annual base salary increase averaging approximately 2.9%, with an additional 0.8% for market-based adjustments. In order to reflect the Company’s performance and each executive’s contributions, and to equitably move salaries towards the fiftieth (50th) percentile or maintain them at approximately that level, the Committee used the following guidelines to assist in determining annual base salary increases.

Performance Rating	Merit Increase Range
Outstanding	5.0 - 7.0%
Exceeds Requirements	3.0 - 4.0%
Meets Requirements	2.0 - 2.5%

In establishing the annual base salaries paid to the NEOs in 2011, the Committee recognized that the Company’s $75.0 million in revenues for 2010 fell below the Threshold level established for providing funding for incentive cash bonuses for performance during that year. However, the Committee noted that the shortfall occurred primarily as a result of the continuing difficult economic environment and governmental funding challenges which significantly impacted the Company’s customers, particularly in the U.S. public health and international markets. The Committee also considered the substantial improvement in the Company’s operating performance during 2010 despite the revenue shortfall, and the many other positive accomplishments achieved during 2010, including the following:

•	Receipt of FDA approval of a venous whole blood claim for our OraQuick® rapid HCV test;

•	Completion of the CLIA waiver studies and submission of a PMA supplement for a fingerstick whole blood claim for our OraQuick® rapid HCV test;

•	Completion of label mitigation studies and receipt of IDE approval for the final phase of clinical studies for an OraQuick® HIV OTC test and initiation of that study;

•	Continued development of a second generation rapid HIV test;

•	Successful completion of two reductions in force, substantial reorganization of the Sales Department to lower costs and improve effectiveness, and implementation of other cost reduction initiatives;

•	Execution of a private label supply and distribution agreement with Princeton BioMeditech for the OraSure QuickFlu™ Rapid Flu A+B Test, for distribution in U.S. hospital and public health markets;

•	Successful validation and FDA approval of automated manufacturing for our OraQuick® HIV product;

•	Successful extension of the OraQuick® HIV product shelf life to 24 months;

•	Maintenance of a greater than 72% institutional investor base and facilitation of additional analyst coverage, despite the continued difficult economic environment and low stock price; and

•	Strengthening of our management team through the addition of a new Senior Vice President, Operations, Senior Vice President, Business Development and Executive Vice President, Marketing and Sales.

In light of the foregoing, the Committee concluded that Mr. Michels earned a performance rating for 2010 of “Exceeds Expectations,” and the Committee decided to increase Mr. Michels’ annual base salary from $500,000 to $517,500. This represented a 3.5% merit increase for 2011.

Mr. Spair’s performance was rated as “Exceeds Expectations” by the Committee for performance during 2010, and his annual base salary was increased from $400,000 to $412,000. This represented a 3.0% merit increase for 2011. In evaluating Mr. Spair’s performance, the Committee considered Mr. Spair’s successful maintenance of the Company’s institutional investor base, his efforts to accelerate business development activities, his ongoing supervision of the Company’s operations, his oversight of Sarbanes-Oxley compliance and preparation of SEC filings and public disclosures, and his ongoing management of the financial planning, reporting and accounting functions.

Dr. Lee was rated as “Meets Expectations” for performance during 2010, and his annual base salary was increased from $350,000 to $358,000, representing a 2.3% increase for 2011. In evaluating Dr. Lee’s performance, the Committee considered his support of ongoing OraQuick® HCV clinical studies and regulatory submissions, his contributions to the ongoing clinical development of an OraQuick® HIV OTC test, his support of the clinical development of fully-automated homogeneous high throughput oral fluid drugs-of-abuse assays, his leadership in the development of a second generation rapid HIV test, his assistance in evaluating new technology platforms and business development opportunities, and his ongoing support of manufacturing processes and operations.

Mr. Zezzo joined the Company in January 2011 and thus did not have a performance rating for 2010. His annual base salary of $350,000 was determined by the Committee and Board to be necessary to attract an executive with Mr. Zezzo’s significant experience and training and to set Mr. Zezzo’s salary at an initial level in line with compensation paid to executives at his position at comparable medical diagnostics and healthcare companies.

Finally, Mr. Jerrett was rated as “Meets Expectations” for performance during 2010, and his annual base salary was increased from $275,000 to $300,000 for 2011, representing a 2.5% merit increase plus an $18,000 market adjustment to bring Mr. Jerrett’s base salary more in line with base salaries paid to executives in his position at comparable medical diagnostics and healthcare companies. In evaluating Mr. Jerrett’s performance, the Committee considered his successful handling of multiple commercial issues across all of the Company’s business lines, his handling and supervision of various claims, disputes and litigation matters, his oversight of intellectual property matters, his support of the Company’s business development efforts, his efforts to help prepare all SEC filings and other public disclosures, and his ongoing advice and counsel to the Board and senior management.

2011 Incentive Cash Bonuses.    In January 2012, the Committee approved incentive cash bonuses to the executive officers under the 2011 Management Incentive Plan (the “2011 Incentive Plan”). These bonuses were awarded for performance by our executive team during 2011.

Under the 2011 Incentive Plan, the Committee had previously established Threshold, Target and Maximum performance levels for financial objectives and for several strategic objectives to be used to fund the bonus pool. The financial objectives consisted of performance levels for total revenues and improvement in operating results (excluding research and development (“R&D”) expenses) for 2011. The Target performance levels reflected the revenue and operating performance objectives contained in our 2011 financial budget or operating plan.

The strategic objectives for 2011 consisted of the following: (1) continued progress towards obtaining FDA approval for our OraQuick® HCV test and commercializing that product; (2) continued progress on our OraQuick® HIV OTC clinical program; (3) further development of a second generation rapid HIV test; and (4) expansion of business development activities.

The revenue objectives, the improvement in operating performance objectives, and the strategic objectives as a group, were each weighted at 40%, 20% and 40%, respectively, in determining the level of bonus pool funding. The individual strategic objectives were each weighted by assigning potential points achievable at the Threshold, Target and Maximum performance levels. The following sets forth the potential bonus pool funding at each performance level:

	Threshold	Target	Maximum
Revenues	$75.0 million	$80.0 million	$85.0 million
Operating Performance Improvement (excluding R&D costs)	$1.3 million	$3.8 million	$6.3 million
Strategic Objectives (Points)	30	60	90
Pool Funding	$1.05 million	$2.1 million	$3.2 million

If the Company were to achieve the Target performance levels for all objectives, then the bonus pool would be funded at approximately $2.1 million, which equals 100% of the aggregate target bonus amounts for the Company’s senior management participating in the 2011 Incentive Plan. If the Company were to achieve only the Threshold levels, then the bonus pool would be funded at approximately $1.05 million or 50% of the aggregate target bonus, and if the Company were to achieve the Maximum levels, then the bonus pool would be funded at approximately $3.2 million or 150% of the aggregate target bonuses. The foregoing funding levels assume each participant is rated as “Meets Expectations” for their 2011 performance.

During 2011, the Company achieved revenues of $75.7 million, which fell between the Threshold and Target performance levels for this financial objective. As a result, the Committee concluded that a pro-rated pool funding of $479,000 should be approved for this objective.

In evaluating the operating performance objective, the Committee compared the GAAP operating losses reported for 2010 and 2011 and excluded research and development costs from both amounts because these costs included significant clinical development expenses that were not reflective of the Company’s base operating performance. The Committee also decided to exclude transaction expenses incurred in 2011 as a result of the DNA Genotek, Inc. (“DNAG”) acquisition since those expenses were not anticipated when the Company’s 2011 operating performance targets were established and also did not reflect the Company’s base operating performance. As a result, the Committee concluded that operating performance for 2011 improved by $2.65 million, which fell between the Threshold and Target performance levels and warranted a pro-rated bonus pool funding of $328,000 for this objective.

With respect to the strategic objectives, the Committee evaluated the Company’s 2011 activities as meeting the following performance levels with the indicated point totals.

Strategic Objective	2011 Activities	Performance Level	Points
1. OraQuick® HCV Test	Receipt of PMA approval of finger-stick whole blood claim and CLIA waiver.	Target	15

2. OraQuick® HIV OTC Test	Completion of final clinical study and submission of all three PMA modules to FDA.	Maximum	25

3. Second Generation Rapid HIV Test	Product remains in development.	Below Threshold	0

4. Business Development	Successful acquisition of DNA Genotek, Inc.	Maximum	25

		Total Points	65

As a result, the Committee concluded that a total of 65 points out of a maximum of 90 available points should be awarded, resulting in a pro-rated funding for the strategic objectives as a group of $917,000.

Based on the foregoing, the total bonus pool funding determined by the Committee for 2011 performance was $2,101,900, which included $378,830 in additional funding approved by the Committee in its discretion to recognize the Company’s many positive accomplishments during 2011 and to ensure sufficient bonus funding for participants rated above the “Meets Expectations” level for 2011. The bonus pool amount was also approved by the full Board and was used to pay bonuses to the Company’s NEOs and eighteen other members of our management team.

The specific target percentages for individual bonus payments under the 2011 Incentive Plan are shown below and were set by the Committee (with Board approval) at levels that the Committee believes are competitive with incentive cash bonus opportunities available at comparable medical diagnostic and healthcare companies for each executive position.

Title	Target Payouts
Chief Executive Officer	70%
Chief Financial Officer and Chief Operating Officer	50%
Executive Vice President	40%
Senior Vice President	35%

In January 2012, the Committee authorized the payout of individual bonus awards to executive officers from the bonus pool for 2011, based on the target bonus amounts described above and an assessment of each officer’s performance during 2011 against pre-established performance objectives.

In evaluating Mr. Michels, the Committee noted that 2011 revenues from the OraSure base business (exclusive of DNAG) of $75.7 million, were lower than expected. However, the Committee considered that the primary reasons for this revenue performance were the continued difficult economic conditions and funding challenges affecting our customers, lower than expected royalties under the Company’s cryosurgical patent license with Merck, lower OTC cryosurgical revenues in Latin America due to regulatory issues experienced by our distributor and a delay in receipt of a $1 million HCV milestone payment under our collaboration with Merck. The Committee noted that the Company’s consolidated revenues, which included approximately $6.2 million from DNAG, amounted to $81.9 million, or 9% higher than 2010. The Committee also considered the many positive accomplishments by management occurring during 2011, including the following:

•	Receipt of PMA approval of a finger-stick whole blood claim and a CLIA waiver for our OraQuick® HCV test;

•	Progress in the commercialization of our OraQuick® HCV test, including the commencement of physician office detailing activities under our HCV collaboration with Merck;

•	Successful completion of the final phase of clinical testing for an OraQuick® HIV OTC test and the submission of all three modules to our PMA application for this product;

•

Progress in preparing for the commercialization of an OraQuick® HIV OTC test, including selection of public relations, advertising and sales/logistics providers, development of a product manufacturing plan, and further development of our sales and commercialization plans through the use of an independent OTC advisory committee and additional market research activities;

•	Successful extension of the OraQuick® HIV shelf life to 30 months;

•

Receipt of FDA 510(k) clearance for five fully-automated high-throughput oral fluid drugs-of-abuse assays for use with our Intercept® collection device and preparatory activities to launch these products in collaboration with Roche Diagnostics;

•	Implementation of a third-party warehousing and logistics strategy for virtually all of our products to improve efficiency and customer service;

•	Completion of a multi-year supplier and vendor quality analysis;

•

Successful maintenance of strong relationships with our investor base, particularly institutional investors, and the strong performance of our Common Stock, which appreciated in value by approximately 58% during 2011; and

•	The successful recruitment of two new members of the Board with strong business backgrounds, including one Director with significant consumer marketing experience.

Based on the foregoing, the Committee rated Mr. Michels as an “Exceeds Expectations” and awarded him a $369,000 bonus for 2011, which represented 71.3% of his annual base salary compared to his target bonus of 70%. Mr. Michels’ 2011 incentive cash bonus was also approved by the Board.

The Committee rated Mr. Spair’s performance for 2011 as “Exceeds Expectations” and awarded him a bonus of $209,900, which represented 50.9% of his base salary compared to his target bonus of 50%. In reaching this determination, the Committee considered Mr. Spair’s successful maintenance of the Company’s institutional investor base and the 58% appreciation in the Company’s Common Stock price during 2011, his supervision of the DNAG acquisition and his efforts to continue to accelerate the Company’s business development activities, his continued contribution to various strategic matters, his ongoing supervision of the Company’s operations, and his ongoing management of the financial planning, reporting and accounting functions.

The Committee rated Dr. Lee’s performance for 2011 as “Meets Expectations” and awarded him a $116,700 bonus, which represented 32.6% of his base salary compared to his target of 40%. In reaching this determination, the Committee considered Dr. Lee’s assistance in obtaining PMA approval of a finger-stick whole blood claim and CLIA waiver for our OraQuick® HCV test, his efforts to secure third party availability of critical raw materials for the OraQuick® HCV test and other products, his continued development of a second generation rapid HIV test, his assistance in evaluating new technology platforms and business development opportunities, and his ongoing support of manufacturing processes and operations.

The Committee rated Mr. Zezzo’s performance for 2011 as “Exceeds Expectations” and awarded him a bonus of $142,600, which represented 40.7% of his base salary compared to his target of 40%. In reaching this determination, the Committee considered Mr. Zezzo’s efforts to become familiar with the Company’s organization and products over a very short period, his efforts to increase product sales despite continued economic and funding challenges, his work to accelerate the commercialization of our OraQuick® HCV test, his efforts to launch the OraSure QuickFlu™ product and his leadership in managing various organizational changes within the Sales and Marketing Department.

Finally, the Committee rated Mr. Jerrett’s performance for 2011 as “Exceeds Expectations” and awarded him a bonus of $127,000, which represented 42.3% of his base salary compared to his target of 35%. Mr. Jerrett’s bonus included an extra $20,000 in recognition of his leadership and work on the DNAG acquisition during 2011. In reaching this determination, the Committee considered Mr. Jerrett’s contributions to all of the Company’s ongoing business development efforts including the DNAG acquisition, his successful handling of multiple commercial issues and supervision of various claims, disputes and litigation matters, his oversight of intellectual property, his efforts to help prepare all SEC filings and other public disclosures, and his ongoing advice and counsel to the Board and senior management.

2011 Equity Awards.    The amounts of potential equity awards to be granted in 2011 (expressed in number of shares) under the Stock Award Guidelines adopted by the Committee and Board for performance during 2010, are summarized below:

Performance
	Target		Exceeds Target		Outstanding
Position	Restricted Stock	Stock Option	Restricted Stock	Stock Option	Restricted Stock	Stock Option
President/CEO	43,700 Shs	100,100 Shs	84,300 Shs	193,300 Shs	125,000 Shs	286,600 Shs
CFO/COO	40,300 Shs	92,500 Shs	50,600 Shs	116,100 Shs	60,900 Shs	139,700 Shs
EVP	18,500 Shs	42,400 Shs	26,000 Shs	59,700 Shs	33,600 Shs	76,900 Shs
SVP	10,900 Shs	25,000 Shs	14,700 Shs	33,700 Shs	18,500 Shs	42,500 Shs

Effective February 1, 2011, utilizing the Stock Award Guideline described above, the Committee approved stock option and restricted stock awards for the NEOs (except for Mr. Zezzo), based on the performance evaluations of such officers for 2010, as set forth below. A description of the basis for each NEO’s 2010 performance evaluation is set forth above under the Section entitled, “2011 Annual Base Salaries,” in this Proxy Statement.

Executive Officer	Performance Evaluation	Restricted Shares	Stock Options
Douglas A. Michels	Exceeds Expectations	84,300 Shs	193,300 Shs
Ronald H. Spair	Exceeds Expectations	50,600 Shs	116,100 Shs
Stephen R. Lee, Ph.D.	Meets Expectations	18,500 Shs	42,400 Shs
Jack E. Jerrett	Meets Expectations	10,900 Shs	25,000 Shs

Since Mr. Zezzo joined the Company in January 2011, he did not receive any equity awards during our annual compensation cycle and instead received 75,000 shares of restricted stock and 115,000 stock options as part of his initial compensation package. The Committee and Board believed these equity awards were necessary to attract an executive with Mr. Zezzo’s extensive experience and training and were in line with compensation packages offered at comparable medical diagnostics and healthcare companies.

Other Elements of Compensation.    The Committee reviewed each other element of compensation set forth in the Summary Compensation Table set forth below, and found them to be consistent with the Company’s compensation philosophy as described above.

Summary Compensation Table

The following table summarizes the compensation of our CEO and the other NEOs, for the years ended December 31, 2011, 2010 and 2009:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards[2] ($)	Non-Equity Incentive Plan Compen- sation[3] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Compen- sation[4] ($)	Total ($)
Douglas A. Michels President and Chief Executive Officer	2011	$516,827		$558,488	$552,471	$369,000		$4,000	$2,000,786
	2010	$499,152	—	$313,061	$231,161	$317,600	—	$4,000	$1,364,974
	2009	$475,500	—	$150,404	$105,894	$303,500	—	$4,000	$1,039,298

Ronald H. Spair Chief Financial Officer and Chief Operating Officer	2011	$411,538		$335,225	$331,825	$209,900		$4,000	$1,292,488
	2010	$399,325	—	$253,272	$187,013	$211,800	—	$4,000	$1,055,410
	2009	$380,500	—	$121,849	$85,795	$202,500	—	$4,000	$794,644

Stephen R. Lee, Ph.D. Executive Vice President, Research and Development	2011	$357,692		$122,563	$121,183	$116,700		$4,000	$722,138
	2010	$349,533	—	$139,196	$102,726	$118,600	—	$4,000	$714,055
	2009	$336,500	—	$60,167	$42,362	$158,500	—	$4,000	$601,529

Anthony Zezzo II5 Executive Vice President Marketing and Sales	2011	$336,539	—	$445,125	$294,090	$142,600	—	—	$1,218,354

Jack E. Jerrett Senior Vice President and General Counsel	2011	$299,038		$72,213	$71,453	$127,000		$4,000	$573,704
	2010	$274,481	—	$92,745	$68,536	$81,500	—	$4,000	$521,262
	2009	$260,000	—	$40,112	$28,234	$107,000	—	$4,000	$439,346

(1)	The indicated amounts reflect the aggregate grant date fair value of restricted stock awards made to the NEOs during the applicable year under the Company’s Stock Award Plan, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718. Certain assumptions used in the calculation of those amounts are set forth for the applicable year of award in footnote 11 to the Company’s audited consolidated financial statements for the year ended December 31, 2011, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 14, 2012 (the “2011 10-K Report”).

(2)	The values set forth in this column reflect the aggregate grant date fair value of stock option awards made to the NEOs during the applicable year under the Stock Award Plan, computed in accordance with FASB ASC Topic 718. Certain assumptions used in the calculation of those amounts are set forth for the applicable year of award in footnote 11 to the Company’s audited consolidated financial statements for the year ended December 31, 2011, included in the Company’s 2011 10-K Report.

(3)	The indicated amounts reflect incentive cash bonuses paid to the NEOs pursuant to an Incentive Plan, based on performance during the applicable year. For a description of incentive cash bonus payments for performance during 2011, see the Section entitled, “2011 Incentive Cash Bonuses,” in the CD&A.

(4)	The indicated amounts reflect cash contributed to a 401(k) profit sharing plan as an employer-matching contribution, which was offered to all employees of the Company during each of the indicated years.

(5)	Mr. Zezzo joined the Company in January 2011.

Grants of Plan-Based Awards

The following table summarizes information concerning possible incentive cash bonuses and possible and actual restricted stock and stock option awards for the NEOs during the fiscal year ended December 31, 2011 as well as possible payouts under the 2011 Incentive Plan:

Name	Grant Date[1]	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Possible Payouts Under Equity Incentive Plan Awards[3]			All other Stock Awards: Number Of Shares Of Stock Or Units (#)	All other Option Awards: Number Of Securities Underlying Options (#)	Exercise or Base Price of Option Awards[4] ($/Sh)	Grant Date Fair Value of Stock and Option Awards[5] ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (# Shs.)	Target (# Shs.)	Maximum (# Shs.)
Douglas A. Michels	2/01/11	—	—	—	—	—	—	84,300		—	$558,488
President and Chief	2/01/11	—	—	—	—	—	—	—	193,300	$6.625	$552,471
Executive Officer	N/A	$181,125	$362,250	$543,325	43,700 RS	84,300 RS	125,000 RS	—	—	—	N/A
	N/A	—	—	—	100,100 SO	193,300 SO	286,600 SO	—	—	—	N/A

Ronald H. Spair	2/01/11	—	—	—	—	—	—	50,600	—	—	$335,225
Chief Financial Officer and	2/01/11	—	—	—	—	—	—	—	116,100	$6.625	$331,825
Chief Operating Officer	N/A	$103,000	$206,000	$309,000	40,300 RS	50,600 RS	60,900 RS	—	—	—	N/A
	N/A	—	—	—	92,500 SO	116,100 SO	139,700 SO	—	—	—	N/A

Stephen R. Lee, Ph.D.	2/01/11	—	—	—	—	—	—	18,500	—	—	$122,563
Executive Vice President,	2/01/11	—	—	—	—	—	—	—	42,400	$6.625	$121,183
Research and Development	N/A	$71,600	$143,200	$214,800	18,500 RS	26,000 RS	33,600 RS	—	—	—	N/A
	N/A	—	—	—	42,400 SO	59,700 SO	76,900 SO	—	—	—	N/A

Anthony Zezzo II6	1/03/11	—	—	—	—	—	—	75,000	—	—	$445,125
Executive Vice President,	1/03/11	—	—	—	—	—	—	—	115,000	$5.935	$294,090
Marketing and Sales	N/A	$87,500	$175,000	$262,500	N/A	N/A	N/A	—	—	—	N/A
	N/A	—	—	—	N/A	N/A	N/A	—	—	—	N/A

Jack E. Jerrett	2/01/11	—	—	—	—	—	—	10,900	—	—	$72,213
Senior Vice President	2/01/11	—	—	—	—	—	—	—	25,000	$6.625	$71,453
and General Counsel	N/A	$52,500	$105,000	$157,500	10,900 RS	14,700 RS	18,500 RS	—	—	—	N/A
	N/A	—	—	—	25,000 SO	33,700 SO	42,500 SO	—	—	—	N/A

(1)	Annual equity incentive awards to NEOs (except for Mr. Zezzo, as described in note 6 below), consisting of a combination of restricted stock (“RS”) and stock options (“SO”), were determined for 2011 pursuant to the applicable Stock Award Guidelines, based on an evaluation of each officer’s performance during 2010 against previously established performance objectives. Annual equity awards made during 2011 were approved by the Compensation Committee effective on February 1, 2011. For a description of these equity awards and their terms, see the Sections entitled, “Compensation Components – Equity Awards” and “2011 Equity Awards,” in the CD&A.

(2)	The indicated amounts represent possible incentive cash bonus payments to the NEOs under the 2011 Incentive Plan. On January 26, 2012, bonus payments under the 2011 Incentive Plan were approved by the Compensation Committee for the NEOs based on an assessment of the Company’s performance against certain financial and strategic objectives for 2011 and of each officer’s performance against pre-established individual performance objectives. A further description of the payments approved under the 2011 Incentive Plan is set forth in the Section entitled, “2011 Incentive Cash Bonuses,” in the CD&A. Actual amounts paid for 2011 are also disclosed in the Summary Compensation Table.

(3)	The indicated amounts represent the possible number of shares which could have been granted to the NEOs (except for Mr. Zezzo, as described in note 6 below) in 2011 in the form of restricted stock and stock options pursuant to the Stock Award Guidelines, based on each officer’s performance during 2010. Specific RS and SO awards were approved by the Compensation Committee for the NEOs effective on February 1, 2011 based on an assessment of each officer’s performance against pre-established performance objectives for 2010. A further description of these equity awards and their terms is set forth in the Sections entitled, “Compensation Components – Equity Awards” and “2011 Equity Awards,” in the CD&A. The values of the RS and SO awards during 2011 are disclosed in the Summary Compensation Table.

(4)	The exercise price for stock options is the fair market value of the Company’s Common Stock, which is calculated as the mean between the high and low sales price of the Common Stock as reported by NASDAQ on the date of grant.

(5)	The indicated amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718.

(6)	Because Mr. Zezzo did not join the Company until January 3, 2011, he was not eligible to participate in the equity awards issued under the Stock Award Guidelines in 2011 for performance during 2010. However, as part of his initial compensation package, Mr. Zezzo received the indicated RS and SO awards effective on his date of employment.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes information regarding unexercised stock options and unvested restricted stock held by the NEOs at December 31, 2011:

	Option Awards[1]						Stock Awards[1]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options[2] (#) Unexercisable		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh.)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2] (#)		Market Value of Shares or Units of Stock That Have Not Vested[8] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Douglas A. Michels President and Chief Executive Officer	400,000	—		—	$7.77	6/22/2014	—		—	—	—
	67,500	—		—	$5.60	1/26/2015	—		—	—	—
	67,500	—		—	$9.56	1/23/2016	—		—	—	—
	45,000	—		—	$8.28	2/01/2017	—		—	—	—
	53,906	2,344	3(a)	—	$8.06	2/01/2018	—		—	—	—
	66,347	24,643	3(b)	—	$2.81	1/23/2019	—		—	—	—
	49,050	53,315	3(c)	—	$5.19	1/25/2020	—		—	—	—
	—	193,300	3(d)	—	$6.63	2/01/2021	—		—	—	—
	—			—	—		64,800	3(e)	$590,328	—	—
	—	—		—	—	—	17,873	3(f)	$162,823	—	—
	—	—		—	—	—	40,213	3(g)	$366,340	—	—
	—	—		—	—	—	84,300	3(h)	$767,973	—	—
	—	—				—

Ronald H. Spair	90,000	—		—	$6.96	1/31/2013	—		—	—	—
Chief Financial Officer and Chief Operating Officer	100,000	—		—	$8.20	1/14/2014	—		—	—	—
	27,000	—		—	$5.60	1/26/2015	—		—	—	—
	27,000	—		—	$9.56	1/23/2016	—		—	—	—
	45,000	—		—	$8.28	2/01/2017	—		—	—	—
	43,604	1,896	4(a)	—	$8.06	2/01/2018	—		—	—	—
	53,754	19,966	4(b)	—	$2.81	1/23/2019	—		—	—	—
	39,682	43,133	4(c)	—	$5.19	1/25/2020	—		—	—	—
	—	116,100	4(d)	—	$6.63	2/01/2021	—		—	—	—
	—	—		—	—	—	14,480	4(e)	$131,913	—	—
	—	—		—	—	—	32,533	4(f)	$296,376	—	—
	—	—		—	—	—	50,600	4(g)	$460,966	—	—

Stephen R. Lee, Ph.D.	125,000	—		—	$8.97	9/23/2015	—		—	—	—
Executive Vice President, Research and Development	18,000	—		—	$9.56	1/23/2016	—		—	—	—
	22,500	—		—	$8.28	2/01/2017	—		—	—	—
	21,562	938	5(a)	—	$8.06	2/01/2018	—		—	—	—
	6,825	9,859	5(b)	—	$2.81	1/23/2019	—		—	—	—
	21,797	23,693	5(c)	—	$5.19	1/25/2020	—		—	—	—
	—	42,400	5(d)	—	$6.63	2/01/2021	—		—	—	—
	—			—	—	—	7,150	5(e)	$65,137	—	—
	—	—		—	—	—	17,880	5(f)	$162,887	—	—
	—	—					18,500	5(g)	$168,535	—	—
		—

	Option Awards[1]						Stock Awards[1]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options[2] (#) Unexercisable		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh.)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2] (#)		Market Value of Shares or Units of Stock That Have Not Vested[8] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Anthony Zezzo II	—	115,000	6(a)	—	$5.94	1/03/2021	—		—	—	—
Executive Vice President, Marketingand Sales	—	—		—	—	—	75,000	6(b)	$683,250	—	—

Jack E. Jerrett Senior Vice President and General Counsel	40,000	—		—	$6.96	1/31/2013	—		—	—	—
	40,000	—		—	$8.20	1/14/2014	—		—	—	—
	15,000	—		—	$5.60	1/26/2015	—		—	—	—
	18,000	—		—	$9.56	1/23/2016	—		—	—	—
	12,000	—		—	$8.28	2/01/2017	—		—	—	—
	11,500	500	7(a)	—	$8.06	2/01/2018	—		—	—	—
	17,689	6,571	7(b)	—	$2.81	1/23/2019	—		—	—	—
	14,543	15,807	7(c)	—	$5.19	1/25/2020	—		—	—	—
	—	25,000	7(d)	—	$6.63	2/01/2021	—		—	—	—
	—	—		—	—	—	4,766	7(e)	$43,418	—	—
	—	—		—	—	—	11,913	7(f)	$108,527	—	—
	—	—		—	—	—	10,900	7(g)	$99,299	—	—

(1)	The indicated information does not include restricted stock or stock options awarded to the NEOs in January 2012 pursuant to the LTIP in respect of performance during 2011.

(2)	Stock options vest over four years, with the first 25% vesting on the first anniversary of the grant date and the remaining 75% vesting on a monthly basis over the next three years following the first anniversary of the grant date. Grants of restricted stock vest over a three-year period, with one-third vesting on the first anniversary of the grant date, a second third vesting on the second anniversary and the final third vesting on the third anniversary.

(3)	The indicated stock options and restricted stock vest as follows:
(a)	1,172 options on January 1 and February 1, 2012;
(b)	1,895 options on the 23rd of each month, from January 23, 2012 through January 23, 2013;
(c)	2,133 options on the 25th of each month, from January 25, 2012 through January 25, 2014;
(d)	48,325 options on February 1, 2012 and 4,027 options on the 1st of each month, from March 1, 2012 through February 1, 2015;
(e)	6,480 restricted shares quarterly on March 31, June 30, September 30 and December 31 of each year; from March 31, 2012 through June 30, 2014;
(f)	17,873 restricted shares on January 23, 2012;
(g)	20,107 restricted shares on January 25, 2012 and 2013; and
(h)	28,100 restricted shares on February 1, 2012, 2013 and 2014.

(4)	The indicated stock options and restricted stock vest as follows:
(a)	948 options on January 1 and February 1, 2012;
(b)	1,536 options on the 23rd of each month, from January 23, 2012 through January 23, 2013;
(c)	1,725 options on the 25th of each month, from January 25, 2012 through January 25, 2014;
(d)	29,025 options on February 1, 2012 and 2,419 options on the 1st of each month, from March 1, 2012 through February 1, 2015;
(e)	14,480 restricted shares on January 23, 2012;

(f)	16,267 restricted shares on January 25, 2012 and 2013; and
(g)	16,867 restricted shares on February 1, 2012, 2013 and 2014.

(5)	The indicated stock options and restricted stock vest as follows:
(a)	469 options on January 1 and February 1, 2012;
(b)	758 options on the 23rd of each month from January 23, 2012 through January 23, 2013;
(c)	948 options on the 25th of each month, from January 25, 2012 through January 25, 2014;
(d)	10,600 options on February 1, 2012 and 883 options on the 1st of each month, from March 1, 2012 through February 1, 2015;
(e)	7,150 restricted shares on January 23, 2012;
(f)	8,940 restricted shares on January 25, 2012 and 2013; and
(g)	6,167 restricted shares on February 1, 2012, 2013 and 2014.

(6)	The indicated stock options and restricted stock vest as follows:
(a)	28,750 options on January 3, 2012 and 2,396 options on the 3rd of each month, from February 3, 2012 through January 3, 2015;
(b)	25,000 restricted shares on January 3, 2012, 2013 and 2014.

(7)	The indicated stock options and restricted stock vest as follows:
(a)	250 options on January 1 and February 1, 2012;
(b)	505 options on the 23rd of each month from January 23, 2012 through January 23, 2013;
(c)	632 options on the 25th of each month, from January 25, 2012 through January 25, 2014;
(d)	6,250 options on February 1, 2012 and 521 options on the 1st of each month, from March 1, 2012 through February 1, 2015;
(e)	4,766 restricted shares on January 23, 2012;
(f)	5,957 restricted shares on January 25, 2012 and 2013; and
(g)	3,633 restricted shares on February 1, 2012, 2013 and 2014.

(8)	The indicated values were determined by multiplying the number of unvested shares of restricted stock shown in this table by $9.11 per share, the closing price of the Company’s Common Stock as reported by NASDAQ on Friday, December 30, 2011.

Option Exercises and Stock Vested

The following table summarizes information with respect to the exercise of stock options and vesting of restricted stock for each of the NEOs during the fiscal year ended December 31, 2011:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Number Of Shares Acquired on Vesting (#)	Value Realized on Vesting[2] ($)
Douglas A. Michels President and Chief Executive Officer	—	—	85,775	$616,278

Ronald H. Spair Chief Financial Officer and Chief Operating Officer	65,000	$207,583	48,413	$321,579

Stephen R. Lee, Ph.D. Executive Vice President, Research and Development	19,716	$86,965	24,840	$164,931

Anthony Zezzo II Executive Vice President, Marketing and Sales	—	—	—	—

Jack E. Jerrett Senior Vice President and General Counsel	30,000	$63,420	15,390	$102,203

(1)	The indicated amounts represent the number of shares acquired upon the exercise of the options multiplied by the difference between the market value of the Company’s Common Stock on the applicable exercise date (calculated as the mean between the high and low sales price on such date) and the option exercise price.

(2)	The indicated amounts were calculated by multiplying the number of restricted shares acquired upon vesting by the market value of the Company’s Common Stock on the applicable vesting date. The market value was determined by calculating the mean between the high and low sales price of the Common Stock as reported by NASDAQ on the vesting date.

Pension Benefits

We provide no pension benefits to the NEOs other than the right to participate in our 401(k) Plan. For a further description of the terms of the 401(k) Plan, see the Section entitled, “Compensation Components – Retirement Programs,” in the CD&A.

Nonqualified Deferred Compensation

Effective January 3, 2012, the Board adopted the OraSure Technologies, Inc. Deferred Compensation Plan (the “Plan”), a non-qualified deferred compensation plan designed to provide deferred compensation benefits to a select group of the Company’s highly compensated employees, including all of the NEOs, and to non-employee members of the Board.

The Plan allows for deferrals by participants of up to 100% of their annual base salaries (or in the case of non-employee Directors, 100% of fees payable under the Company’s Non-Employee Director Compensation Policy) and up to 100% of annual incentive cash bonuses and, upon vesting, restricted shares of the Company’s common stock awarded under the Company’s Stock Award Plan. The Company may also make discretionary contributions to the accounts of employees participating in the Plan. Cash balances in participants’ accounts may be invested in a list of investment options that are similar to the fund choices offered in the Company’s 401(k) plan. Participants will be permitted to sell vested restricted shares in their accounts, subject to compliance with the Company’s Insider Trading Policy and applicable securities laws, and invest the proceeds of any such sale in the investment options available under the Plan. Participants will be 100% vested in their accounts and the restricted shares they defer, except that Company contributions will vest over one or more years as determined by the Company. In the event of death, disability or change in control, a participant will become 100% vested in any then unvested Company contributions.

Participants may elect to receive a distribution from his or her account upon a specified date, separation from service, change in control, disability and/or death. Distributions will be made in a lump sum or installments, as allowed under the Plan.

Amounts contributed to a participant’s account through elective deferrals or through the Company’s discretionary contributions are generally not subject to income tax, and the Company does not receive a deduction until they are distributed pursuant to the Plan. However, cash deferrals are subject to the Federal Insurance Contributions Act Tax imposed at the time of deferral (the “FICA tax”). Deferrals of restricted shares are subject to the FICA tax at the time the restricted shares vest, but are not subject to income tax, and the Company does not receive the deduction until the restricted shares are distributed pursuant to the Plan.

The Company may amend or terminate the Plan at any time in accordance with applicable law.

Employment Agreements and Potential Payments Upon Termination or Change in Control

Mr. Michels has an employment agreement with the Company that provides for the various components of compensation described in the CD&A. In addition, upon a termination of employment, Mr. Michels’ contract provides for certain post-employment severance and other benefits, as described below.

Mr. Michels’ employment agreement will terminate upon his death or disability. In addition, Mr. Michels may terminate his employment at any time and for any reason upon 90 days written notice to the Company, for “good reason” (as defined below), or following a “change in control” (as defined below). Mr. Michels’ employment agreement can also be terminated by the Company for “cause” (as defined below) or without “cause.”

As used in the agreement, the term “good reason” means (i) a material breach of the agreement by the Company that is not cured within 30 days of written notice, (ii) any diminution in Mr. Michels’ base compensation or authority, duties or responsibilities, (iii) a material diminution in the authority, duties or responsibilities of the person to whom Mr. Michels reports, including a change in Mr. Michels’ reporting obligation from the Board to another employee of the Company, if applicable, (iv) a material diminution of the budget over which Mr. Michels exercises control, or (v) a material change in Mr. Michels’ job location.

A “change in control” generally is defined to take place when disclosure of such a change would be required by the proxy rules promulgated by the SEC or when:

•

any person, or more than one person acting as a group within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and the regulations issued thereunder, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company;

•

any person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30 percent or more of the total voting power of the Company’s stock;

•

a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

•

a person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions.

A “change in control period” is the period which begins on the occurrence of a change in control and ends 18 months thereafter.

Upon the termination of Mr. Michels’ employment upon his death or disability, by Mr. Michels for any reason other than good reason or by the Company for cause, Mr. Michels will be entitled to receive his salary through the date of termination and any bonus approved by the Board or the Compensation Committee prior to the date of termination but not yet paid and, in the case of a termination upon his death or disability, a cash bonus for the calendar year in which termination occurs that Mr. Michels would have received but for his death or disability, prorated through the date of death or commencement of disability. Upon termination of the agreement by Mr. Michels with good reason or after a change in control or by the Company without cause (which includes the Company’s failure to renew the agreement), Mr. Michels would be entitled to receive his salary through the date of termination and any bonus that has been approved by the Board or the Compensation Committee prior to the date of termination but not yet paid, a cash bonus for the calendar year in which termination occurs equal to

Mr. Michels’ target bonus for such year, and for a period of one year after the date of termination, benefits for Mr. Michels and/or his family at levels substantially equal to those that would have been provided to them by the Company if Mr. Michels’ employment had not been terminated. If termination is for good reason or without cause (which includes the Company’s failure to renew the agreement) and does not occur during a change in control period, Mr. Michels would also receive a lump sum amount equivalent to 12 months of his annual salary. If, however, termination is for good reason or without cause (which includes the Company’s failure to renew the agreement) and occurs during a change in control period, or if termination is by Mr. Michels after a change in control, Mr. Michels will receive a lump sum amount equivalent to 36 months of his annual salary. If Mr. Michels is a “specified employee” within the meaning of Code Section 409A at the time of the termination of his employment and any of the foregoing payments would subject him to any tax, interest or penalty under Code Section 409A or regulation thereunder, then the payment shall not be made until the first day which is at least six months after the date of termination of his employment. Mr. Michels’ agreement also provides that the Company will pay an amount equal to the first $1 million of excise tax incurred under Section 280G of the Internal Revenue Code on compensation paid to Mr. Michels upon a change in control.

Upon termination of Mr. Michels’ employment as a result of disability, for good reason, by the Company without cause or by Mr. Michels after a change of control, Mr. Michels can elect to receive medical and dental insurance coverage for himself and his family under any plans offered by the Company to the extent the Company is self insured or coverage for former employees is available on reasonable terms (as determined by the Company) from the Company’s providers of medical and dental coverage.

All stock awards granted to Mr. Michels are required to immediately vest (i) in the event of a change in control or (ii) if Mr. Michels’ employment is terminated for good reason by Mr. Michels or by the Company without cause during a change in control period, and 50% of such stock awards shall vest in the event Mr. Michels’ employment is terminated for good reason or by the Company without cause during any period other than a change in control period.

The termination and severance provisions in the employment agreements for the other NEOs are substantially similar to Mr. Michels’ employment agreement, with the following exceptions. The Company is obligated to pay an amount up to the first $500,000, rather than $1 million, of excise tax imposed under Section 280G of the Internal Revenue Code on compensation paid as a result of a change in control for Messrs. Spair, Jerrett and Dr. Lee. Mr. Jerrett and Dr. Lee are entitled to receive severance payments equivalent to 24 months of their annual salary, rather than 36 months, in the event of a termination of their agreements for good reason or without cause during a change in control period or after a change in control. Beginning with Mr. Zezzo’s employment, however, the Board adopted a new policy with respect to executive employment agreements. As a result, Mr. Zezzo’s agreement does not provide for any reimbursement of excise taxes imposed under Section 280G of the Internal Revenue Code, and his agreement does not include a “modified style trigger” allowing him to terminate for any reason and receive severance following a change in control. Instead, Mr. Zezzo will be entitled to receive severance equal to 24 months of his annual salary only if he is terminated for good reason or without cause during a change in control period.

The following table provides estimates of the potential severance and other post-termination benefits the NEOs would receive assuming their employment was terminated as of December 31, 2011:

Name	Benefit	Voluntary Termination or Termination for Cause	Termination for Death or Disability[1]	Termination for Good Reason or Without Cause Not Within Change in Control Period[1]	Termination after Change in Control, or for Good Reason or Without Cause Within Change in Control Period[1,2]
Douglas A. Michels President and Chief Executive Officer	Salary Continuation	—	—	$517,500	$1,552,500
	Bonus	—	$369,000	$362,250	$362,250
	Accelerated Option Vesting	—	—	$423,596	$847,192
	Accelerated Restricted Stock Vesting	—	$1,887,464	$943,732	$1,887,464
	Health Care Benefits	—	—	$16,513	$16,513

	Total	—	$2,256,464	$2,263,591	$4,665,919

Ronald H. Spair Chief Financial Officer and Chief Operating Officer	Salary Continuation	—	—	$412,000	$1,236,000
	Bonus	—	$209,900	$206,000	$206,000
	Accelerated Option Vesting	—	—	$292,738	$585,476
	Accelerated Restricted Stock Vesting	—	$889,254	$444,627	$889,254
	Health Care Benefits	—	—	$12,901	$12,901

	Total	—	$1,099,154	$1,368,266	$2,929,631

Stephen R. Lee, Ph.D. Executive Vice President, Research and Development	Salary Continuation	—	—	$358,000	$716,000
	Bonus	—	$116,700	$143,200	$143,200
	Accelerated Option Vesting	—	—	$130,696	$261,391
	Accelerated Restricted Stock Vesting	—	$396,558	$198,279	$396,558
	Health Care Benefits	—	—	$13,325	$13,325

	Total	—	$513,258	$843,500	$1,530,474

Anthony Zezzo II Executive Vice President, Marketing and Sales	Salary Continuation	—	—	$350,000	$700,000
	Bonus	—	$142,600	$140,000	$140,000
	Accelerated Option Vesting	—	—	$182,563	$365,125
	Accelerated Restricted Stock Vesting	—	$683,250	$341,625	$683,250
	Health Care Benefits	—	—	$2,153	$2,153

	Total	—	$825,850	$1,016,341	$1,890,528

Jack E. Jerrett Senior Vice President and General Counsel	Salary Continuation	—	—	$300,000	$600,000
	Bonus	—	$127,000	$105,000	$105,000
	Accelerated Option Vesting	—	—	$83,023	$166,046
	Accelerated Restricted Stock Vesting	—	$251,245	$125,622	$251,245
	Health Care Benefits	—	—	$16,072	$16,072

	Total	—	$378,245	$629,717	$1,138,363

(1)	The indicated values for the accelerated vesting of stock options reflect (i) the number of option shares which would vest on an accelerated basis, multiplied by (ii) the excess, if any, of the $9.11 per share closing price for the Company’s Common Stock, as reported by NASDAQ on Friday, December 30, 2011, over the applicable exercise price for each option. The indicated values for the accelerated vesting of restricted stock reflect the $9.11 per share closing price multiplied by the number of shares which would vest on an accelerated basis.

(2)	The Company will also pay the excise tax incurred under Section 280G of the Internal Revenue Code on compensation paid to the NEOs (other than Mr. Zezzo) in the event of a change in control in an amount up to $1 million for Mr. Michels and $500,000 for the other NEOs.

2011 Director Compensation

Annual Fees.    Our Non-Employee Director Compensation Policy (“Director Policy”) provides that non-employee members of the Board of Directors (the “Board”) will receive fixed annual fees for service on the Board and for service on Committees of the Board, as set forth below. The fees are paid quarterly in arrears.

Position	Annual Fee
Board Chairman	$60,000
Non-Chairman Board Member	$40,000
Audit Chairman	$18,000
Compensation Chairman	$15,000
N&CG Chairman	$8,000
Non-Chairman Audit Member	$8,000
Non-Chairman Compensation Member	$6,000
Non-Chairman N&CG Member	$3,000

Initial Equity Awards.    Non-employee Directors receive an initial grant of 40,000 stock options for the Company’s Common Stock upon joining the Board (the “Initial Grant”). An additional grant of 40,000 stock options is also made to any non-employee Director who becomes Chairman of the Board (the “Chairman Grant”). The options granted to non-employee Directors are nonqualified stock options and have an exercise price equal to the mean between the high and low sales prices of the Company’s Common Stock as quoted on the NASDAQ Stock Market on the grant date. Each Initial Grant and Chairman Grant generally vest on a monthly basis over the 24 months immediately following the grant date. Payment of the exercise price may be made in cash or by delivery of previously acquired shares of Common Stock having a fair market value equal to the aggregate exercise price.

Annual Equity Awards.    Under the Director Policy, during 2011 each non-employee Director received an annual grant of 15,000 restricted shares (the “Annual Grant”) of the Company’s common stock, except for the Chairman of the Board, who received an Annual Grant of 25,000 restricted shares. Consistent with past practice, these Annual Grants were made on the annual equity grant date for officers and other employees of the Company. In November 2011, the Board amended the Director Policy to change both the method of determining and the timing of Annual Grants to non-employee Directors. The method was changed from an annual award of a fixed number of restricted shares to a value transfer award method similar to that used for our executives under the LTIP. The dollar values of the Annual Awards were determined by the Committee and Board based on advice from PM&P and an assessment of director equity awards made at comparable medical diagnostics and healthcare companies. The Board also changed the timing of Annual Grants to occur at the same time as the Company’s Annual Meeting of Stockholders, beginning with the Annual Grants to be made in 2013. In order to transition to this new timing, the Board determined that for 2012 a value-based Annual Grant of restricted shares (the “2012 Transitional Grant”) would be made to non-employee Directors on the annual equity award date for the Company’s officers and employees during 2012.

Under the amended Director Policy, as described above, beginning in 2012 Annual Grants of restricted shares are being made pursuant to the values set forth in the following table:

Board Position	2012 Transitional Grant	Annual Grants For 2013 and Beyond
Chairman	$150,000	$120,000
Non-Chairman Director	$100,000	$80,000

The dollar value of each Annual Grant is converted into restricted shares by dividing the above values by the average of the high and low sales prices of the Company’s Common Stock, as reported on the NASDAQ Stock Market on the grant date. Annual Grants of restricted stock will continue to vest on the date that is twelve months from the date of grant, except that the 2012 Transitional Grants will vest on May 15, 2013. Non-employee Directors are permitted to direct the Company to withhold restricted shares in order to pay tax withholding obligations arising upon the vesting of such shares.

Equity Award Terms.    Any unvested stock options and restricted shares granted to non-employee Directors will vest in their entirety immediately upon the occurrence of a “change of control” of the Company. As defined in the Company’s Stock Award Plan, a change of control means a change of control that would be required to be reported under the Securities Exchange Act of 1934, as amended, and would be deemed to have occurred at such time as (i) any person, or more than one person acting as a group within the meaning of Section 409A of the Internal Revenue Code (the “Code”), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; (ii) any person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30 percent or more of the total voting power of the Company’s stock; (iii) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iv) a person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions. In addition, if a non-employee Director leaves the Board for any reason other than a change of control, prior to the end of the vesting period for the 2012 Transitional Grant or any subsequent Annual Grant of restricted shares, such award shall immediately vest on a pro-rata basis based on the actual duration of such Director’s service to the Board during such vesting period.

The following table summarizes information related to compensation of non-employee Directors during the fiscal year ended December 31, 2011:

Name[1], 2	Fees Earned or Paid in Cash ($)	Stock Awards[3] ($)	Option Awards[4] ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Michael Celano	$62,000	$99,375	—	—	—	—	$161,375
Ronny B. Lancaster	$54,000	$99,375	—	—	—	—	$153,375
Gerald M. Ostrov[5]	$7,500	—	$88,768	—	—	—	$96,268
Charles W. Patrick	$52,000	$99,375	—	—	—	—	$151,375
Roger L. Pringle	$56,750	$99,375	—	—	—	—	$156,125
Stephen S. Tang, Ph.D.	$40,500	—	$89,168	—	—	—	$129,668
Douglas G. Watson	$74,000	$165,625	—	—	—	—	$239,625

(1)	Because Messrs. Michels and Spair are officers of the Company, they are not entitled to any separate compensation for service on the Board or any Committee thereof and have not been included in this table.

(2)	Non-employee Directors held the following number of restricted shares (“RSs”) and stock options (“SOs”) at December 31, 2011: Mr. Celano: 15,000 RSs; 70,000 SOs; Mr. Lancaster: 15,000 RSs; 70,000 SOs; Mr. Ostrov: 40,000 SOs; Mr. Patrick: 15,000 RSs; 70,000 SOs; Mr. Pringle: 15,000 RSs; 235,552 SOs; Dr. Tang: 40,000 SOs; and Mr. Watson: 25,000 RSs; 200,000 SOs. The aggregate number of stock options and restricted shares held by Messrs. Michels and Spair are set forth in the table in the Section entitled, “Outstanding Equity Awards at Fiscal Year-End,” in this Proxy Statement.

(3)	The indicated amounts reflect the aggregate grant date fair value of restricted stock awards made to non-employee Directors during 2011 under the Stock Award Plan, computed in accordance with FAS ASC Topic 718. Certain assumptions used in the calculation of those amounts are set forth in footnote 11 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2011, included in the Company’s 2011 10-K Report. This column does not include the value of restricted stock awarded to non-employee Directors in January 2012.

(4)	The indicated amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718. Certain assumptions used in the calculation of those amounts are set forth in footnote 11 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2011, included in the Company’s 2011 10-K Report.

(5)

Mr. Ostrov has not been assigned to serve on any Committee of the Board. However, because of his extensive experience in consumer marketing, he has from time to time been advising the Company on its commercialization plans for an OraQuick® HIV over-the-counter test. As a result, the Board has decided to pay Mr. Ostrov an amount of fees equal to that payable for a Director’s service on the Audit and Compensation Committees.

Compensation Committee Interlocks and Insider Participation

Stephen S. Tang, Ph.D., Roger L. Pringle, Ronny B. Lancaster and Douglas G. Watson served as members of the Compensation Committee of the Board during 2011. None of Dr. Tang, Mr. Pringle, Mr. Lancaster or Mr. Watson has served or is currently serving as an officer or employee of the Company, nor have they engaged in any transactions involving the Company which would require disclosure as a transaction with a related person. There are no compensation committee interlocks between the Company and any other entity involving the Company’s or such entity’s executive officers or board members.

Compensation Risk Assessment

Management conducted a risk assessment of the Company’s compensation policies and practices, including its executive compensation program. In its review, management considered the attributes of the Company’s policies and practices and other factors, including:

•	The mix of fixed and variable compensation opportunities;

•	The balance between annual and long-term performance opportunities;

•	The corporate and individual performance objectives established for annual and long-term incentive compensation;

•	The internal controls and procedures in place to mitigate risks facing the Company; and

•	The risk that unintended consequences could result from various aspects of the Company’s compensation policies and practices.

Based on its review and assessment, management concluded that the Company’s policies and practices are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not incentivize employees to take unnecessary or excessive risks. The Company also concluded that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse affect on the Company.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. This report shall not be deemed to be “incorporated by reference” into any document filed under the Securities Act of 1933, as amended, or the Exchange Act, whether such filing occurs before or after the date hereof, regardless of any general incorporation language in such filing.

The Compensation Committee of OraSure Technologies, Inc. has reviewed and discussed with the Company’s management the Section entitled, “Compensation Discussion and Analysis,” contained in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the foregoing Compensation Discussion and Analysis be included in the Company’s 2011 10-K Report and Proxy Statement for the 2012 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE:

Roger L. Pringle, Chairman

Ronny B. Lancaster

Stephen S. Tang, Ph.D.

Douglas G. Watson

April 2, 2012

Equity Compensation Plan Information

The following table provides information as of December 31, 2011 about the shares of Common Stock that may be issued upon the exercise of options under all of our equity compensation plans. These plans include the Award Plan, the Epitope, Inc. 1991 Stock Award Plan (the “1991 Plan”), and the Agritope, Inc. 1992 Stock Award Plan (the “Agritope Plan”). The Award Plan, the 1991 Plan and the Agritope Plan were Epitope equity compensation plans. In connection with the merger of Epitope and STC into the Company on September 29, 2000, the Award Plan was adopted by the Company, and the Company assumed the obligation to issue shares for the then outstanding stock options granted under the Award Plan, the 1991 Plan and the Agritope Plan. Additional grants of equity compensation may only be made under the Award Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)		Weighted-average exercise price of outstanding options (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,023,702		$6.97		4,054,041	[1]
Equity compensation plans not approved by security holders	392,484	[2]	$5.93	[2]	—

Total	5,416,186				4,054,041

(1)	Represents shares remaining available for future issuance as of December 31, 2011 under the Award Plan.

(2)	Includes 125,552 shares issuable as of December 31, 2011 under options at a weighted-average exercise price of $4.42 per share under the 1991 Plan and the Agritope Plan.

ITEM 3.	Non-Binding Advisory Vote on Executive Compensation

Background

Section 14A of the Exchange Act, enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), requires that stockholders be given the opportunity to vote to approve, on a non-binding advisory basis, no less frequently than once every three years, the compensation of our NEOs. Based on feedback received at our 2011 Annual Meeting, the Board has determined that such a vote should be held on an annual basis until the next advisory vote on frequency.

The vote on the resolution recommended below is not intended to address any specific element of compensation, but rather relates to the overall compensation of our NEOs. As described more fully under the Section entitled, “Executive Compensation,” including the CD&A and the related tables and narrative, our compensation program is designed to pay executives for performance by offering rewards for the achievement of pre-determined financial and strategic performance objectives. In addition, our program is designed to align the interests of executives with the interests of our stockholders, provide long-term incentives and set compensation at levels sufficiently competitive to attract and retain high quality executives and to motivate them to contribute to our success.

Compensation Program Highlights

You are urged to carefully review the “Executive Compensation” section of this Proxy Statement which contains a detailed discussion of our executive compensation program, including the 2011 compensation of our NEOs. We believe our compensation program follows sound corporate governance principles and is strongly aligned with the interests of our stockholders. Highlights of our compensation programs include the following:

•

The Company’s compensation focuses on performance, with annual base salary accounting for approximately 26% to 52% of the target compensation opportunity for our NEOs in 2011(other than Mr. Zezzo who did not join the Company until 2011). The remainder of their total compensation opportunity is primarily comprised of variable or “at-risk” compensation consisting of incentive cash bonuses and long-term equity awards which are awarded to executives based on the achievement of both Company and individual performance objectives.

•

The Compensation Committee monitors the Company’s performance and adjusts compensation accordingly. For example, our executives received no salary increases in 2008 and incentive cash bonuses were substantially reduced as a result of the Company’s lower than expected financial performance in that year. In fact, for 2008, Mr. Michels’ bonus was 18.6% of his annual base salary compared to his target of 60%, and Mr. Spair’s bonus was 15.5% of his base salary compared to his target of 50%.

•

Equity awards for executives consist of a mix of restricted stock and stock options. For performance during 2009, executives received awards in 2010 consisting of 60% restricted stock and 40% stock options. In order to make equity awards more performance-based, the Compensation Committee adjusted the equity program so that the portion represented by stock options increased to 50% for awards based on performance during 2010 and to 60% for awards based on performance during 2011.

•

Our executives receive equity awards subject to long-term vesting requirements. Stock option awards generally vest over four years and restricted stock awards generally vest over three years. We believe these awards ensure that a significant portion of the executive’s compensation is tied to the long-term success of the Company, consistent with the interests of our stockholders.

•

We have adopted a new long-term incentive compensation program under which a “value transfer” method will be used beginning in 2012 for equity grants awarded to executives. We have adopted a similar value transfer method for non-employee members of the Board. These changes will eliminate volatility in the actual value of equity awards granted to executives and Board members and bring our equity programs more in line with industry practices.

•

We have adopted a policy that any new employment agreement executed with an executive will not provide for the gross-up of excise tax obligations under Section 280G of the Internal Revenue Code or a “modified single trigger” under which the executive can voluntarily leave the Company after a change of control and receive severance even though there has been no adverse impact on the executive’s compensation or level of responsibilities.

•

The Compensation Committee regularly utilizes an independent compensation consultant to review our compensation program and provide a competitive assessment of the compensation paid to our executives and the non-employee members of the Board.

•

The Compensation Committee regularly assesses the Company’s compensation program against peer companies consisting of medical diagnostics and healthcare companies that are comparable to the Company. The Committee has approved the use of a smaller peer group that is targeted to be more similar to the Company’s business model.

•

We target total compensation (consisting of annual base salary, incentive cash bonuses and long-term incentive equity grants) for executives at the median or 50th percentile of a peer group of companies with an opportunity to earn up to the 75th percentile based on performance.

•	The Company does not provide its executives with any perquisites. Our executives are eligible to participate in the same retirement and benefit plans offered to all other employees.

•	The Company has implemented an annual process to assess the risks associated with our compensation programs.

Vote Required; Board Recommendation

If a quorum is present, the non-binding advisory approval of the executive compensation described in this Proxy Statement requires the affirmative vote of a majority of shares present, in person or by Proxy and entitled to vote at the Annual Meeting. Shares voted in person or represented by Proxy which are not voted for approval of our executive compensation (by voting no or abstaining) will have the effect of voting against this proposal. Broker non-votes will not count toward the determination of whether this proposal is approved and will have no impact on the vote. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for approval of our executive compensation, as disclosed in this Proxy Statement. Because this stockholder vote is advisory, it will not be binding on the Company or the Board of Directors. However, the Compensation Committee and Board will take into account the outcome of the vote when considering future executive compensation programs and arrangements.

Based on the foregoing, the Board is requesting that stockholders vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Your Board recommends that the stockholders vote FOR the approval of our executive compensation as described in the preceding resolution.

Annual Report

Our Annual Report to Stockholders for the year ended December 31, 2011 accompanies this Proxy Statement. On written request, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC (including a list briefly describing the exhibits thereto), to any record holder or beneficial owner of our Common Stock on March 26, 2012, the record date for the Annual Meeting, or to any person who subsequently becomes such a record holder or beneficial owner. Requests should be directed to the attention of the Secretary of the Company at our address set forth in the Notice of Annual Meeting of Stockholders immediately preceding this Proxy Statement.

Deadline For Stockholder Proposals

You may submit proposals for inclusion in the proxy materials for the Company’s 2013 Annual Meeting of Stockholders. Any such proposals must meet the stockholder eligibility and other requirements imposed by rules issued by the SEC and must be received by the Company at 220 East First Street, Bethlehem, Pennsylvania 18015, Attention: Secretary, in accordance with Rule 14a-8 promulgated under the Exchange Act, not later than December 7, 2012.

In addition, our Bylaws provide that a stockholder proposal must meet certain predetermined requirements in order to be considered at the Annual Meeting. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder proposal included in the proxy materials pursuant to the SEC’s rules and regulations. In order to be considered, a stockholder’s proposal must be made in writing to the Company’s Secretary and must be delivered to or received at our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting. However, if less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Secretary must set forth, with respect to each matter the stockholder proposes to bring before the meeting, a brief description of the matter and the reasons for considering that matter at the Annual Meeting. The notice must also include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf notice of the proposed business is made: (i) the name and address of the stockholder and such beneficial owner; (ii) any material interest of such stockholder and such beneficial holder in such business; (iii) the class and number of shares of capital stock of the Company which are held of record or beneficially owned by the stockholder and such beneficial owner and any other direct or indirect pecuniary or economic interest in any capital stock of the Company of such stockholder and such beneficial owner, including without limitation, any derivative instrument, swap, option, warrant, short interest, hedge, profit sharing arrangement or borrowed or loaned shares; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to propose the business described in its notice; and (v) any other information relating to such business matter that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. To the extent the Board of Directors or the SEC, or a court of competent jurisdiction, deems these Bylaw provisions to be inconsistent with the right of stockholders to request inclusion of a proposal in the Company’s proxy materials pursuant to Rule 14a-8 promulgated under the Exchange Act, such rule shall prevail.

BY ORDER OF THE BOARD OF DIRECTORS

Jack E. Jerrett

Secretary

April 5, 2012

220 EAST FIRST STREET BETHLEHEM, PA 18015

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/OSUR2012

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE -1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M44373-P24159                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ORASURE TECHNOLOGIES, INC.				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR each of the following nominees:

1.	ELECTION OF DIRECTORS			☐	☐	☐
Class III (Term Expiring 2015)
Nominees:
	01)	Michael Celano
	02)	Douglas A. Michels
	03)	Charles W. Patrick

									For	Against	Abstain
The Board of Directors recommends you vote FOR items 2 and 3.
2.	Ratification of Appointment of KPMG LLP for fiscal year 2012.								☐	☐	☐
3.	Advisory (non-binding) resolution to approve executive compensation.								☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE						☐

NOTE: Please sign as name appears hereon, Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

OraSure Technologies, Inc.

2012 Annual Meeting of Stockholders

Tuesday, May 15, 2012

Important notice regarding the Internet availability of proxy materials for the

Annual Meeting of Stockholders.

The Notice and Proxy Statement and 2011 Annual Report to Stockholders

are available at www.proxyvote.com.

▼ FOLD AND DETACH HERE ▼

M44374-P24159

PROXY 2012 Annual Meeting of Stockholders PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jack E. Jerrett and Mark L. Kuna, and each of them, proxies with full power of substitution, to vote all of the shares which the undersigned is entitled to vote at the 2012 Annual Meeting of Stockholders of OraSure Technologies, Inc. (the “Company”), to be held at the ArtsQuest Center at SteelStacks, 101 Founders Way, Bethlehem, Pennsylvania 18015 on Tuesday, May 15, 2012, at 10:00 a.m. (local time), and at any adjournment(s) or postponement(s) thereof, with all the powers undersigned would possess if personally present, with respect to the matters listed on the reverse side.

The shares represented by this Proxy, if properly executed, will be voted as specified on the reverse side or, if no specification is made, will be voted (i) FOR the election of the nominees listed on the reverse side as directors, (ii) FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2012, and (iii) FOR the advisory resolution to approve executive compensation of the Company’s named executive officers. If any other business properly comes before the meeting, the proxies named above will have discretionary authority to vote thereon in accordance with their best judgement.

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY.

Address Changes/Comments

(Mark the corresponding box on the reverse side) (Continued and to be marked, dated and signed, on the other side)